UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Federal-Mogul Corporation
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April 15, 2011

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2011 Annual Meeting of Federal-Mogul Corporation Stockholders to be held on May 25, 2011, at 10:00 a.m. (Eastern Time) at Sidley Austin LLP, 787 Seventh Avenue, New York, New York, 10019.

The attached proxy statement provides you with detailed information about the annual meeting. We encourage you to carefully read the entire proxy statement. You may also obtain more information about Federal-Mogul from documents we have filed with the Securities and Exchange Commission.

We are delivering our proxy statement and annual report this year under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We will mail to our stockholders on or about April 15, 2011, a notice containing instructions on how to access our proxy materials. The proxy statement includes instructions on how you can receive a paper copy of the proxy materials.

You are being asked at the annual meeting to elect directors, to hold an advisory vote on executive compensation, to vote on the frequency of holding an advisory vote on executive compensation, and transact any other business properly brought before the meeting.

Whether or not you plan to attend the annual meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning the proxy card provided. Instructions regarding all three voting methods are contained on the proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely

José Maria Alapont
President and Chief Executive Officer

This proxy statement is first being made available to stockholders electronically via the Internet on or about April 15, 2011.

Important Notice Regarding The Availability of Proxy Materials For The Annual Meeting Of Stockholders

To Be Held On May 25, 2011

The Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2010, are available at www.federalmogul.com.

FEDERAL-MOGUL CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 25, 2011

10:00 a.m., Eastern Time

To the Stockholders of Federal-Mogul Corporation:

The 2011 Annual Meeting of Stockholders will be held on May 25, 2011, 10:00 a.m. (Eastern Time) at Sidley Austin LLP, 787 Seventh Avenue, New York, New York, 10019. The annual meeting is being held for the following purposes:

1.	to elect ten directors, each for a term of one year;

2.	to hold an advisory vote on executive compensation;

3.	to vote on the frequency of holding an advisory vote on executive compensation; and

4.	to conduct such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on March 29, 2011. A list of stockholders entitled to vote at the meeting, and at any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our headquarters at 26555 Northwestern Highway, Southfield, MI 48033 during the ten days prior to the meeting and also at the meeting.

Your vote is important and all stockholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote your shares over the Internet, via the toll-free telephone number or by completing, signing and dating the proxy card, as described in the enclosed materials. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy by telephone, Internet or mail. Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

Brett D. Pynnonen
Senior Vice President, General Counsel and Corporate Secretary

April 15, 2011

FEDERAL-MOGUL CORPORATION

PROXY STATEMENT

i

ii

SUMMARY OF THE ANNUAL MEETING

Annual Meeting

The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Federal-Mogul Corporation (the “Company,” “Federal-Mogul,” “we,” “us,” “our”) will be held at Sidley Austin LLP, 787 Seventh Avenue, New York, New York, 10019, on May 25, 2011, at 10:00 a.m. (Eastern Time).

Record Date

The date fixed to determine stockholders entitled to receive notice of and to vote at the meeting is the close of business on March 29, 2011.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the rules of the United States Securities and Exchange Commission (the “SEC”), Federal-Mogul is making its proxy materials, which include this proxy statement and the accompanying proxy card, notice of meeting and annual report to stockholders, available to its stockholders electronically via the Internet. We will mail to our stockholders on or about April 15, 2011 a notice (the “Notice”) containing instructions on how to access and review our proxy materials. The Notice also contains instructions as to how to submit your proxy via Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to the Company. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the notice, proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, please contact Broadridge at the above telephone number or address.

Purposes of the Meeting

The annual meeting is being held for the following purposes:

1.	to elect ten directors, each for a term of one year;

2.	to hold an advisory vote on executive compensation;

3.	to vote on the frequency of holding an advisory vote on executive compensation; and

4.	to conduct such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Proxy Solicitation

All costs of this solicitation of proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, fax, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Information about Voting

You may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;

•	By Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; and

•	By Mail—You can vote by completing, dating, signing and returning the proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 24, 2011.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been executed and dated. If you execute and return your proxy card by mail but provide no specific instructions in the proxy card, your shares will be voted FOR our Board’s nominees named on the proxy card, FOR the approval, in an advisory basis, of the compensation of our named executive officers and FOR holding the advisory vote on executive compensation every year.

We do not intend to bring any matters before the meeting except those indicated in the Notice of Annual Meeting of Stockholders and we do not know of any matter which anyone else intends to present for action at the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies

You may revoke your proxy at any time before it is voted at the meeting by:

•	delivering to Brett D. Pynnonen, our Senior Vice President, General Counsel and Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a proxy to Federal-Mogul with a later date; or

•	attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy).

Outstanding Shares

On the record date, there were 98,904,500 shares of our common stock, par value $0.01 per share, outstanding. Our common stock is the only class of our voting securities outstanding and each share of common stock is entitled to one vote per share.

Quorum

A quorum is established when a majority of shares entitled to vote is present at the meeting, either in person or by proxy. Abstentions are counted for purposes of determining whether a quorum is present but broker non-votes will not be counted.

Voting

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the meeting. The proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board of Directors. The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of the proposal regarding the advisory vote on executive compensation. However, as this is an advisory vote, it will not be binding on the Company or our Board of Directors. However, our Board of Directors and our Compensation Committee may consider the voting results when making future decisions regarding executive compensation. The frequency of the advisory vote on executive compensation receiving the highest number of votes – every one year, every two years or every three years – will be the frequency that stockholders approve. However, as this is an advisory vote, it will not be binding on the Company or our Board of Directors. However, our Board of Directors and our Compensation Committee may consider the outcome of the vote when adopting a policy on the frequency of future advisory votes on executive compensation. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company for the Annual Meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote your shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should follow the information provided to you by such entity. If you hold your shares in street name, the bank, broker or other nominee that holds the stock will not be able to vote your shares unless you have provided voting instructions. Shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on certain matters results in “broker non-votes” and leads to the consequences set forth in the following paragraph. Please note that brokers and nominees cannot vote on their clients’ behalf in “non-routine” proposals, such as election of directors or the proposals regarding the advisory vote on executive compensation or the frequency with which an advisory vote on executive compensation should be held.

The inspector of elections will treat abstentions as shares of common stock that are present and entitled to vote for purposes of determining a quorum but broker non-votes will not be counted for purposes of determining a quorum. Abstentions and broker non-votes will have no effect on the outcome of the vote for the election of directors or the proposal regarding the frequency with which an advisory vote on executive compensation should be held. Abstentions are considered present and entitled to vote with respect to the proposal regarding the advisory vote on executive compensation and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on this proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

Voting Results

The results of the voting at the 2011 Annual Meeting of Stockholders will be reported on Form 8-K and filed with the Securities and Exchange Commission within four business days after the date of the meeting.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Ten directors are to be elected at the Annual Meeting, each of whom shall hold office until the next Annual Meeting of Stockholders. The persons listed below, each of whom is currently a director of the Company, have been nominated by the Board of Directors for election as directors. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of each of the ten nominees listed below. All nominees have consented to serve as directors if elected, but if any of them should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until our next Annual Meeting of Stockholders or until a successor has been elected and qualified.

The Board of Directors unanimously recommends that you vote FOR the election of each of the ten nominees to the Board of Directors set forth below.

Set forth below is certain biographical information regarding the nominees as of March 29, 2011.

Name	Age	Position	Director Since
Carl C. Icahn	75	Non-Executive Chairman of the Board	2007
José Maria Alapont	60	President, Chief Executive Officer and Director	2005
George Feldenkreis	75	Director	2008
Vincent J. Intrieri*	54	Director	2007
J. Michael Laisure**	59	Director	2008
Samuel J. Merksamer	30	Director	2010
Daniel A. Ninivaggi***	46	Director	2010
David S. Schechter***	35	Director	2007
Neil S. Subin**	46	Director	2007
James H. Vandenberghe****	61	Director	2008

*	Chairman of the Compensation Committee
**	Member of the Audit Committee
***	Member of the Compensation Committee
****	Chairman of the Audit Committee

Director Qualification Standards

We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our stockholders. In evaluating candidates for nomination as a director of Federal-Mogul, the Board also considers other criteria, including current or recent experience as a chief executive officer of a public company or as a leader of another major complex organization; business and financial expertise; experience as a director of a public company; current or prior automotive industry experience; independence; and general criteria such as independent thought, practical wisdom and mature judgment. In addition, in composing a well-rounded board of directors, we look for those individuals who would bring a variety of complementary skills to allow formation of a board that possesses the appropriate skills and experience to oversee our business. One or more of our directors must possess the education or experience required to qualify as an audit committee financial expert. Listed below are our directors and their biographies, and for each director, we summarize why that director has been chosen to serve on our Board of Directors.

Nominees

Carl C. Icahn

Mr. Carl C. Icahn has served as non-executive chairman of the Board of Directors since January 2008 and as a director since December 2007. Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P. (“IEP”), and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP. From November 2004 through August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises G.P. Inc., the general partner of IEP. IEP is a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate, home fashion, railcar, casino gaming and food/packaging. Since March 2010, Mr. Icahn has been the chairman of the board of directors of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. Mr. Icahn has served as chairman of the board and as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, since 1994. Mr. Icahn has been chairman of the board and a director of XO Holdings, Inc., a telecommunications services provider, since February 2006 and of its predecessor from January 2003 to February 2006. In October 2005, Mr. Icahn became a director of WestPoint International, Inc., a manufacturer of bed and bath home fashion products. Mr. Icahn was chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. From October 1998 through May 2004, Mr. Icahn was the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, Nevada, which, until February 2008, was a subsidiary of IEP. From September 2000 to February 2007, Mr. Icahn served as the chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Holdings, Inc., the owner and operator of The Sands Hotel and Casino in Atlantic City until November 2006. From September 2006 to November 2008, Mr. Icahn was a director of ImClone Systems Incorporated, a biopharmaceutical company, and from October 2006 to November 2008, he was the chairman of the board of ImClone. From July 1993 to July 2010, Mr. Icahn served as a director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies. From May 2005 to January 2010, Mr. Icahn served as a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment. Mr. Icahn was a director of WCI Communities, Inc., a homebuilding company, from August 2007 to September 2009 and served as chairman of the board of WCI from September 2007 to September 2009. Mr. Icahn was a director of Motricity, Inc., a company that provides mobile content services and solutions, from April 2008 to January 2010. Mr. Icahn was a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide, from August 2008 to October 2009. Mr. Icahn received his B.A. from Princeton University.

In addition, and without acknowledging the following disclosure is required, on January 5, 2001, Reliance Group Holdings, Inc. (“Reliance”) commenced an action in the United States District Court for the Southern District of New York against Mr. Icahn, Icahn Associates Corp. and High River alleging that High River’s tender offer for Reliance 9% senior notes violated Section 14(e) of the Exchange Act. Reliance sought a temporary restraining order and preliminary and permanent injunctive relief to prevent defendants from purchasing the notes. The Court initially imposed a temporary restraining order. Defendants then supplemented the tender offer disclosures. The Court conducted a hearing on the disclosures and other matters raised by Reliance. It then denied plaintiff’s motion for a preliminary injunction and ordered dissolution of its temporary restraining order following dissemination of the supplement. Reliance took an immediate appeal to the United States Court of Appeals for the Second Circuit and sought a stay to restrain defendants from purchasing notes during the pendency of the appeal. On January 30, 2001, the Court of Appeals denied plaintiff’s stay application. On January 30, 2001, Reliance also sought a further temporary restraining order from the District Court. The Court considered the matter and reimposed its original restraint until noon the next day, at which time the restraint was dissolved. The appeal was argued on March 9 and denied on March 22, 2001.

The Board has concluded that Mr. Icahn should serve as a director and as the Chairman of the Board because of his significant business experience and leadership roles serving as a director in various companies noted above. Additionally, Mr. Icahn is uniquely qualified based on his history of creating value in companies across multiple industries. Mr. Icahn has proven to be a successful investor and business leader for more than 40 years.

José Maria Alapont

Mr. José Maria Alapont has been president, chief executive officer, and a director of the Company since March 2005. Mr. Alapont served as chairman of the Board of Directors of the Company from June 2005 to December 2007. Mr. Alapont has more than 35 years of global leadership experience in both vehicle manufacturers and suppliers, with business and operations responsibilities in the Americas, Europe, Middle East & Africa, and Asia Pacific regions. From 2003 to 2005, Mr. Alapont was the chief executive officer and a member of the board of directors of IVECO, the commercial vehicle company of the Fiat Group. From 1997 to 2003, Mr. Alapont served in various key executive positions at Delphi Corporation, a global automotive supplier. He began at Delphi as executive director of international operations for Delphi energy and engine management systems. In 1998, he became responsible for Delphi energy and chassis systems international operations. In 1999, Mr. Alapont was named a vice president of Delphi Corporation and president of Delphi Europe, Middle East and Africa, and became a member of the Delphi Strategy Board, the company’s top policy-making group. In 2003, Mr. Alapont was promoted to president of Delphi’s international operations, and vice president of sales and marketing. From 1990 to 1997, Mr. Alapont served in several executive roles and was a member of the Strategy Board at Valeo, a global automotive supplier. He started at Valeo as managing director of engine cooling systems, Spain. In 1991, Mr. Alapont was named executive director of Valeo’s worldwide heavy-duty engine cooling operations. In 1992, he was promoted to group vice president of Valeo’s worldwide clutch and transmission components division. He was named group vice president of the company’s worldwide lighting systems division in 1996. Mr. Alapont began and developed his automotive career from 1974 to 1989 at Ford Motor Company and, over the course of 15 years, worked in different management and executive positions at Ford of Europe. He started in 1974 as an engineer at Ford of Spain, becoming engine laboratory supervisor and later became engine plant production manager. In 1984, he was appointed manager of powertrain quality at Ford of Europe. He later became manager of powertrain supplier quality assurance in 1987 at Ford of Europe. Mr. Alapont earned degrees in industrial engineering from the Technical School of Valencia in Spain and in philology from the University of Valencia in Spain.

The Board has concluded that Mr. Alapont should serve as a director due to his extensive experience guiding and developing the strategies of leading vehicle makers and tier one suppliers in the automotive and commercial vehicle markets. Mr. Alapont is knowledgeable about all aspects of the markets served by the Company and related processes necessary to effectuate the Company’s sustainable global profitable growth strategy. With more than 35 years of relevant industry experience, the Board believes Mr. Alapont is uniquely qualified to serve as a director of the Company.

George Feldenkreis

Mr. Feldenkreis has served as a director of the Company since February 2008. Mr. Feldenkreis founded Perry Ellis International, Inc., a designer, distributor and licensor of apparel and accessories for men and women, in 1967. He has been involved in all aspects of the operations of Perry Ellis since that time and served as president and a director of Perry Ellis until February 1993, at which time he was elected chairman of the board and chief executive officer. Previous to founding Perry Ellis International, he founded Carfel, Inc., a major distributor of automatic transmission parts, standard clutch parts and timing components to the aftermarket, and there served as president until its sale in 2001. He is a member of the board of directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, a member of the board of directors of the American Apparel and Footwear Association and is a trustee of the University of Miami.

The Board has concluded that Mr. Feldenkreis should serve as a director because of his entrepreneurial vision and corporate experience gained when founding and operating companies with international operations. His tenure as the Chief Executive Officer of Perry Ellis and automotive aftermarket experience with Carfel enables him to understand the complex business and financial issues that our Company may face and provide strategic insight to the Board and Company leadership.

Vincent J. Intrieri

Mr. Intrieri has served as a director of the Company since December 2007. Since July 2006, Mr. Intrieri has been a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, metals, automotive, real estate, railcar, food/packaging, casino gambling and home fashion. Since November 2004, Mr. Intrieri has been a senior managing director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. Since January 1, 2005, Mr. Intrieri has been senior managing director of Icahn Associates Corp. and High River Limited Partnership, entities primarily engaged in the business of holding and investing in securities. From April 2005 through September 2008, Mr. Intrieri was the President and Chief Executive Officer of Philip Services Corporation, a metal recycling and industrial services company. Since December 2007, Mr. Intrieri has been the chairman of the board and a director of PSC Metal, Inc., a metal recycling company. Since August 2005, Mr. Intrieri has served as a director of American Railcar Industries, Inc. (“ARI”), a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars. From March 2005 to December 2005, Mr. Intrieri was a senior vice president, the treasurer and the secretary of ARI. Since April 2003, Mr. Intrieri has been chairman of the board of directors and a director of Viskase Companies, Inc., a producer of cellulosic and plastic casings used in preparing and packaging processed meat products. From November 2006 to November 2008, Mr. Intrieri served on the board of directors of Lear Corporation, a supplier of automotive interior systems and components. From August 2008 to September 2009, Mr. Intrieri was a director of WCI Communities, Inc., a homebuilding company. Mr. Intrieri also serves on the boards of directors of the following companies: National Energy Group, Inc., a company engaged in the business of managing the exploration, production and operations of natural gas and oil properties; XO Holdings, Inc., a telecommunications company; WestPoint International, Inc. (“WPI”), a manufacturer of bed and bath home fashion products; and Motorola Solutions, Inc., a provider of communication products and services. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Intrieri is a certified public accountant. Mr. Intrieri received a B.S. in Accounting from The Pennsylvania State University.

The Board has concluded that Mr. Intrieri should serve as director of the Company because of his significant experience and leadership roles serving as a director of various companies noted above. In particular, his experience as a director in Icahn Capital L.P., WPI, PSC, ARI, and Viskase, enables him to understand the complex business and financial issues that our Company may face.

J. Michael Laisure

Mr. Laisure has served as a director of the Company since February 2008. Since August 2007, Mr. Laisure has served as the Chief Executive Officer of Fluid Routing Solutions, Inc. (“Fluid Routing”), an automotive supplier that designs and manufactures fluid and fuel handling systems, which was formerly known as Mark IV Industries. Fluid Routing filed for bankruptcy protection under Chapter 11 in February 2009 and emerged from Chapter 11 in March 2009. Mr. Laisure served from December 2006 through July 2007 as President of Delco Remy, Inc., a manufacturer of starters, alternators and rotating electrics for the automotive, commercial vehicle and off-highway markets. Mr. Laisure has served as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, since January 2006. Since May 2005, Mr. Laisure has been consulting as an independent contractor for the automotive and industrial manufacturing space. Prior to this, he spent 32 years in various corporate accounting, sales, engineering and operational positions with Dana Corporation (“Dana”), a publicly held corporation that designs, manufactures and supplies vehicle components and technology, and its predecessors. Mr. Laisure served as president of Dana’s Automotive Systems Group from March 2004 to May 2005. From December 2001 to February 2004, Mr. Laisure served as president of Dana’s engine and fluid management group and, from December 1999 to November 2001, he served as president of Dana’s fluid management group. Mr. Laisure received a B.A. in Accounting from Ball State University and an M.B.A. from Miami (Ohio) University, and has completed the Harvard University Advanced Management Program.

The Board has concluded that Mr. Laisure should serve as a director because of his global automotive industry experience and leadership roles in the various automotive companies noted above.

Samuel J. Merksamer

Mr. Merksamer has served as a director of the Company since September 2010. Mr. Merksamer has served as an investment analyst at Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds, since May 2008. Mr. Merksamer also serves on the boards of directors of the following companies: Viskase Companies, Inc., a producer of cellulosic and plastic casings used in preparing and packaging processed meat products; and PSC Metals Inc., a metal recycling company. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Before joining Icahn Capital, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management where he focused on high yield and distressed investments. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

The Board has concluded that Mr. Merksamer should serve as a director because of his significant experience and leadership roles serving as a director in various companies noted above; in particular in Viskase and PSC Metals.

Daniel A. Ninivaggi

Mr. Ninivaggi has served as a director of the Company since March 2010. Mr. Ninivaggi has served as President of Icahn Enterprises L.P. and its general partner Icahn Enterprises G.P. since April 2010 and as the Principal Executive Officer, or chief executive, of Icahn Enterprises G.P. Inc. and Icahn Enterprises L.P. since August 2010. Icahn Enterprises is a diversified holding company engaged in a variety of business, including investment management, automotive, metals, real estate, railcar, food packaging, gaming and home fashion. Since January 2011, he has served as Interim President and Interim Chief Executive Officer and a director of Tropicana Entertainment Inc. Mr. Ninivaggi also serves as a director of CIT Group Inc., XO Holdings, Inc., and Federal Mogul Corporation. With respect to each company mentioned above, except CIT, Mr. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. From July 2009 to March 2010, Mr. Ninivaggi served as Of Counsel to the international law firm of Winston & Strawn LLP. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating systems and electrical power management systems and components, including as General Counsel from 2003 through 2007, as Senior Vice President from 2004 until 2006, and most recently as Executive Vice President and Chief Administrative Officer from 2006 to July 2009. Mr. Ninivaggi received a B.A. in History from Columbia University in 1986, a Masters of Business Administration from the University of Chicago in 1988 and a J.D. from Stanford Law School in 1991.

The Board has concluded that Mr. Ninivaggi should serve as a director because of his experience in the various companies noted above; in particular, his positions at Lear Corporation and Winston & Strawn.

David S. Schechter

Mr. Schechter has served as a director of the Company since December 2007. Since July 2008, Mr. Schechter has also served as Managing Director for Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. From November 2004 to July 2008, Mr. Schechter served as a director and senior investment analyst for Icahn Capital. From January 2004 to October 2004, Mr. Schechter served as an investment analyst with Icahn Associates Corp. and High River Limited Partnership, entities that are primarily engaged in the business of holding and investing in securities. Mr. Schechter also serves on the board of directors of the following companies: The Hain Celestial Group, Inc., a distributor of natural and organic products; WestPoint International, Inc., a manufacturer of bed and bath home fashion products; and XO Holdings, Inc., a telecommunications company. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. From August 2007 to August 2008, Mr. Schechter served as a director of WCI Communities, Inc., a home building company, and from February 2008 to July 2008 served as a director of BFK Capital Group, Inc.

Prior to joining Mr. Icahn in January 2004, Mr. Schechter served as vice president of global special situations at Citigroup, a unit responsible for making proprietary investments in distressed situations. Mr. Schechter received a B.S. in Economics, cum laude, from the Wharton School at the University of Pennsylvania in May 1997.

The Board has concluded that Mr. Schechter should serve as a director because of his experience and leadership roles serving as a director in various companies noted above which enables him to understand the complex business and financial issues that our Company may face.

Neil S. Subin

Mr. Subin has served as a director of the Company since December 2007. Mr. Subin founded and has been the managing director and president of Trendex Capital Management, a private hedge fund, since 1991. Prior to forming Trendex Capital, Mr. Subin was a private investor from 1988 to 1991 and was an associate with Oppenheimer & Co. from 1986 to 1988.

The Board has concluded that Mr. Subin should serve as a director because of his financial acumen and ability to identify intrinsic value in companies other investors may overlook. In addition, his leadership skills and prior experience enables him to understand the complex business and financial issues that our Company may face and guide the company to effectively respond to such challenges.

James H. Vandenberghe

Mr. Vandenberghe has served as a director of the Company since February 2008. Mr. Vandenberghe was vice chairman of Lear Corporation, a supplier of automotive systems and components until May 2008. He had been affiliated with Lear and its predecessor companies for 35 years and was named vice chairman in November 1998. Vandenberghe earned a bachelor’s degree in business administration from Western Michigan University, and a master’s degree in business administration from Wayne State University. Mr. Vandenberghe sits on the board of trustees for the College for Creative Studies, the board of visitors for the Wayne State University School of Business, and the board of directors for DTE Energy and the United Way for Southeastern Michigan.

The Board has concluded that Mr. Vandenberghe should serve as a director because of his significant global automotive industry experience and leadership roles as an executive officer at Lear Corporation. Mr. Vandenberghe’s long term involvement in addressing financial and accounting issues throughout his career enables him to understand the complex business and financial issues that our Company may face.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 2)

Pursuant to recently enacted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing stockholders with a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Company’s Proxy Statement in accordance with Securities and Exchange Commission rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”

As disclosed in the Compensation Discussion and Analysis, the Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. The goals of the Company’s executive compensation program are to:

•	Attract and retain key leadership; and

•

Motivate leaders to perform in the interest of promoting the Company’s sustainable global profitable growth in order to create value and satisfaction for the Company’s stockholders, customers and employees.

Consistent with these goals and as disclosed in the Compensation Discussion and Analysis, the Compensation Committee has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program featuring the following policies and practices:

•	Benchmarking executive compensation against a comparator group of companies to ensure that the Company’s executive compensation is competitive in the marketplace;

•	Annual and long-term incentive plans that incentivize management to generate sustainable global profit growth as measured by certain performance objectives; and

•

Equity incentive plans that optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of the plan participants to those of the Company’s stockholders.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in the Company’s Proxy Statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that Federal-Mogul’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”

The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or our Board of Directors. However, our Board of Directors and our Compensation Committee may consider the voting results when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis,

of the compensation of its named executive officers as disclosed in this Proxy Statement.

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY

VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 3)

We will provide stockholders with a say-on-pay vote as described in the previous proposal at least once every three years. Pursuant to recently enacted Section 14A of the Exchange Act, we are asking stockholders whether future say-on-pay vote should be held every one, two or three years.

After careful consideration of this proposal, our Board of Directors has determined that the Company should hold a say-on-pay vote every year for a number of reasons, including the following:

•

An annual say-on-pay vote will allow us to obtain stockholder input on our executive compensation program on a more consistent basis which aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and practices;

•

An one-year frequency provides the highest level of accountability and communication by enabling the say-on-pay vote to correspond with the most recent executive compensation information presented in our proxy statement for the annual meeting;

•

A longer approach may make it more difficult for the Compensation Committee to understand and respond to the voting results because it may be unclear whether the stockholder vote pertains to the most recent executive compensation information presented in our proxy statement or to pay practices from the previous two years or both; and

•	Holding say-on-pay votes annually reflects sound corporate governance principles and is consistent with a majority of institutional investor policies.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal: one year, two years, three years or stockholders may abstain from voting on the proposal. For the reasons discussed above, we are asking our stockholders to vote for a ONE YEAR frequency when voting on the frequency of future say-on-pay votes.

This vote is an advisory vote only, and therefore it will not bind the Company or our Board of Directors. However, our Board of Directors and our Compensation Committee may consider the voting results when adopting a policy on the frequency of future say-on-pay votes. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered by our Board of Directors as the stockholders’ recommendation as to the frequency of future say-on-pay votes. Nevertheless, our Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold say-on-pay votes more or less frequently than the option approved by our stockholders.

The Board of Directors recommends that stockholders vote for the option of “EVERY YEAR” as the frequency with which stockholders are provided an advisory vote on the compensation of its named executive officers included in the Company’s Proxy Statement.

CORPORATE GOVERNANCE

Director Independence and Controlled Company Status

Our Common Stock is listed on the NASDAQ Global Select Market, and NASDAQ’s standards and definitions relating to director independence apply to us. Our Board of Directors has determined that four of our current directors, Messrs. Feldenkreis, Laisure, Subin and Vandenberghe, each of whom is also a nominee for director at the Annual Meeting, are independent under these standards and definitions. Each of Messrs. Intrieri, Merksamer, Ninivaggi and Schechter are employed by and/or otherwise affiliated with Mr. Icahn or entities controlled by Mr. Icahn, and Mr. Alapont is our President and Chief Executive Officer. Our Board of Directors considered several factors in determining that Messrs. Feldenkreis, Laisure, Subin and Vandenberghe are independent. The Board did not assign any particular weight or importance to any single factor but rather considered them as a whole. After considering all relevant information, our Board concluded that none of Messrs. Feldenkreis, Laisure, Subin and Vandenberghe had any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of them satisfied NASDAQ’s standards and definitions for independence.

From February 25, 2008, and through the date of this proxy statement, Mr. Icahn, our principal beneficial stockholder and the chairman of our Board of Directors, controlled more than 50% of the voting power of our common stock. See “Security Ownership of Certain Beneficial Owners and Management,” below. Consequently, we are a “controlled company” under applicable NASDAQ rules. Under these rules, a “controlled company” may elect not to comply with certain NASDAQ corporate governance requirements, including requirements that: (i) a majority of the Board of Directors consist of independent directors; (ii) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of officers be determined or recommended to the Board of Directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors.

We have elected to use these exemptions. As a result, (i) we do not have a majority of independent directors, (ii) we do not have a nominating committee or a nominating committee charter, and (iii) our Compensation Committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies.

Board of Directors’ Meetings and Committees

Our Board of Directors held seven meetings during the fiscal year ended December 31, 2010. During 2010, each director, with the exception of Messrs. Feldenkreis and Subin, attended at least 75% of the meetings of the Board of Directors and each committee on which they served.

All of our directors are invited to attend our Annual Meetings of Stockholders and in 2010, two directors attended.

Our standing committees are our Audit Committee and our Compensation Committee. We have in the past and may in the future establish special committees under the direction of the Board of Directors when necessary to address specific issues.

Audit Committee

Our Audit Committee meets formally at least once every quarter and more often if necessary. Our Board of Directors has adopted a written charter for our Audit Committee. That charter conforms to applicable rules and regulations of the SEC, and NASDAQ. A copy of the Audit Committee charter is publicly available on our web site at www.federalmogul.com under the heading “Investors” and the sub-heading “Corporate Governance.”

Messrs. Vandenberghe, Laisure, and Subin are the members of our Audit Committee. Our Board of Directors has determined that Messrs. Vandenberghe, Laisure, and Subin each qualify as an “audit committee financial expert,” as defined by applicable SEC rules, and that they satisfy NASDAQ’s financial sophistication standards. Our Board of Directors has also determined that Messrs. Vandenberghe, Laisure, and Subin are “independent” under applicable SEC and NASDAQ rules and standards.

Our Audit Committee held four (4) meetings during the fiscal year ended December 31, 2010.

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. It also is responsible for oversight of “whistle-blowing” procedures, approving transactions with related persons and certain other compliance matters. As noted above, the Audit Committee is currently comprised of Messrs. Vandenberghe, Laisure, and Subin, each a non-employee director, and operates under a written charter which was last amended by our Board on July 29, 2009. Our Board has determined that all members of the Audit Committee are independent as defined in the NASDAQ Stock Exchange listing standards.

The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the report of management and the opinion thereon of Ernst & Young LLP, Federal-Mogul’s independent registered public accounting firm for the year ended December 31, 2010, regarding Federal-Mogul’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations, which include, among other items, matters related to the conduct of the audit of Federal-Mogul’s financial statements. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee regarding independence and has discussed with Ernst & Young LLP its independence from Federal-Mogul.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Federal-Mogul’s audited financial statements be included in Federal-Mogul’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and filed with the United States Securities and Exchange Commission on February 23, 2011.

This report is submitted by Messrs. Vandenberghe, Laisure, and Subin, being all of the members of the Audit Committee.

James H. Vandenberghe, Chairman J. Michael Laisure Neil S. Subin

Compensation Committee

Messrs. Intrieri, Ninivaggi and Schechter are the members of our Compensation Committee. Our Compensation Committee held eight meetings during the fiscal year ended December 31, 2010. As discussed above under “Director Independence and Controlled Company Status,” our Compensation Committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies and is not comprised of independent directors.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Summary of Director Compensation” and “Compensation Discussion and Analysis,” below.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during the fiscal year ended December 31, 2010, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

Board Oversight of Risk Management

Our Board of Directors, primarily through the Audit Committee, oversees the Company’s risk management practices. Our directors are entitled to rely on management and the advice of the Company’s outside advisors and auditors, but must at all times have a reasonable basis for such reliance. Our directors rely on the Chief Executive Officer and Chief Financial Officer to supervise the day-to-day risk management, each of whom provide reports directly to the Board of Directors and certain committees, as appropriate. The Company’s Strategy Board meets on a weekly basis, and risks, threats and risk mitigation plans and philosophies are reported to our Chief Executive Officer and Chief Financial Officer at each meeting. Any material risks identified by the Strategy Board are communicated to our Audit and Compensation Committees regularly and a formal presentation is made to the Audit Committee on an annual basis.

Risk Considerations in Our Compensation Program

Our management conducted a review of the Company’s material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our leadership structure separates the positions of Chairman of the Board, or Chairman, and Chief Executive Officer. Mr. Carl C. Icahn serves as our Chairman and Mr. José Maria Alapont serves as our Chief Executive Officer. The division of responsibilities between the Chairman and the Chief Executive Officer is clearly defined. The Chairman is responsible for organizing the board of directors and setting its agenda and priorities. The Chairman does not participate in our day-to-day business operations. Mr. Alapont, as our Chief Executive Officer, is directly charged with running our day-to-day operations and is accountable directly to the Board of Directors, including the Chairman, for our financial and operational performance. We believe that this leadership structure is appropriate as it enhances our corporate governance and company oversight by clearly delineating responsibilities between the Chief Executive Officer and Chairman.

Stockholder Communications with Directors

Stockholders may contact the Board of Directors of the Company by writing to them c/o Investor Relations, Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033. All communications addressed to the Board of Directors will be delivered to the Board of Directors. If stockholders desire, they may contact individual members of the Board, our independent directors as a group, or a particular committee of the Board of Directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

Code of Ethics

The Company has adopted the “Federal-Mogul Corporation Financial Code of Ethics” (“Code of Ethics”), which applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and Chief Accounting Officer, other Executive Officers and certain members of the Company’s financial functions. The Code of Ethics is publicly available on the Company’s internet website at www.federalmogul.com. The Company intends to disclose any change to or waiver of the Code of Ethics, including any implicit waiver, on its internet website, or in a report on Form 8-K.

Director Nominations

Other than the qualities noted in the Director Qualification Section included in Proposal One above, we do not maintain a formal policy with respect to the review of potential nominees to our Board of Directors. All of our directors participate in the review of potential nominees to our Board of Directors for the qualities noted in the Director Qualification Standards Section above as well as for diversity of experience, education, and talents. As a result of his control of a majority of our outstanding common stock, Mr. Icahn may control the election of all of the members of our Board of Directors. Our Board has therefore deemed it appropriate not to form a standing nominating committee because of the influence exercisable by Mr. Icahn in the nomination and in light of Mr. Icahn’s and the Board’s review of potential nominees.

The Board of Directors may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. If a stockholder wishes to recommend a candidate for director for election at the 2012 Annual Meeting of Stockholders, it must follow the procedures described below in “Stockholder Proposals and Recommendations for Director.”

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2010.

2010 Director Compensation

Name	Fees Earned or Paid in Cash	All Other Compensation		Total
Carl C. Icahn	$0	$249,447	(1)	$249,447	(1)
George Feldenkreis	41,000	0		41,000
Vincent J. Intrieri	0	0		0
J. Michael Laisure	48,000	0		48,000
Samuel J. Merksamer	0	0		0
Daniel J. Ninivaggi	0	0		0
David S. Schechter	0	0		0
Neil S. Subin	45,500	0		45,500
James H. Vandenberghe	69,500	0		69,500

(1)

Mr. Icahn, as Chairman of the Board of Federal-Mogul, received compensation in 2010, in the amount of $249,447, representing the incremental cost to Federal-Mogul of his personal use of the Federal-Mogul corporate aircraft. Mr. Icahn received no other compensation or fees from Federal-Mogul in 2010. The calculation of incremental cost for personal use of corporate aircraft includes the variable costs incurred as a result of personal flight activity which are comprised of a portion of ongoing maintenance and repairs, aircraft fuel, airport fees, catering, and fees and travel expenses for the flight crew. The personal use of the corporate aircraft by the Chairman and by the President and Chief Executive Officer was approved by the Board of Directors and the Compensation Committee of Federal-Mogul.

Summary of Director Compensation

In 2010, non-employee directors (except Messrs. Icahn, Intrieri, Merksamer, Ninivaggi and Schechter who do not receive fees for serving on the Board) were compensated with an annual retainer of $35,000, $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. In addition the Chairman of the Audit Committee is paid an additional $20,000 per year. Directors are also reimbursed for their expenses incurred to attend meetings.

The Company has a policy which governs the use of Company aircraft and provides, among other things, that company aircraft may be used by the Chairman of the Board of Directors and the President and Chief Executive Officer for personal use subject to certain restrictions. Use of the Company aircraft by the Chairman of the Board for personal travel was contingent upon the Chairman receiving no fees or other compensation for service on the Board of Directors or any committee of the Board of Directors and receipt of a written commitment from the Chairman agreeing not to receive any fees or compensation for such service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned by all persons known by the Company to own beneficially more than 5% of the Company’s common stock, the Company’s directors, the Named Executive Officers, and the directors and officers as a group, as of March 29, 2011. The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

Name and address(1)	Beneficial Ownership(2)		Percent of Class
IEH FM Holdings, LLC	75,241,924	(3)	76.08%
Nineteen Eighty-Nine, LLC	5,864,455	(4)	5.93%
José Maria Alapont	4,000,000	(5)	4.04%
William S. Bowers	—		—
Jean Brunol	—		—
Gérard Chochoy	—		—
Alan Haughie	—		—
Jeff Kaminski	—		—
Carl C. Icahn	75,241,924	(6)	76.08%
George Feldenkreis	60,000		*
Vincent J. Intrieri	—		—
J. Michael Laisure	—		—
Samuel J. Merksamer	—		—
Daniel A. Ninivaggi	—		—
David S. Schechter	—		—
Neil S. Subin	—		—
James H. Vandenberghe	—		—
All Directors and Officers as a group, 25 persons	79,301,924		80.18%

*	Represents less than 1% of the outstanding common stock
(1)	Unless otherwise set forth in the following footnotes to the table, the address of each beneficial owner is c/o Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033.
(2)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes options and warrants that are exercisable within 60 days of March 29, 2011. Percentages for each beneficial owner are based on 98,904,500 shares outstanding as of the close of business on March 29, 2011. Shares issuable upon exercise of outstanding options and warrants are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite such stockholder’s name.

(3)

Based solely upon information contained in a Schedule 13D filed with the SEC on January 7, 2008, as amended by Amendment No. 1 to the Schedule 13D filed with the SEC on February 27, 2008, Amendment No. 2 to the Schedule 13D filed with the SEC on July 3, 2008 and Amendment No. 3 to the Schedule 13D filed with the SEC on December 3, 2008, IEH FM Holdings LLC, of which Icahn Enterprises Holdings L.P. is the sole member, has sole voting and dispositive power with respect to 75,241,924 shares of Common Stock. Icahn Enterprises G.P. Inc. is the general partner of Icahn Enterprises Holdings L.P. and Beckton Corp., which is 100% owned by Mr. Icahn, is the sole stockholder of Icahn Enterprises G.P. Inc. The address for IEH FM Holdings is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601.

(4)

Based solely upon information contained in a Schedule 13D/A filed with the SEC on January 11, 2010, Nineteen Eighty-Nine, LLC (“1989”) states that it has the right to acquire 5,864,455 of the shares of common stock held by IEH FM Holdings, LLC. The address for 1989 is 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102.

(5)	Mr. Alapont holds options to purchase 4,000,000 shares of Common Stock pursuant to the CEO Stock Option Agreement which are currently exercisable.
(6)	Mr. Icahn may be deemed to be the indirect beneficial owner of 75,241,924 shares of Common Stock owned by IEH FM Holdings LLC. See footnote (3) above.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee (the “Committee”) oversees Federal-Mogul’s executive compensation programs. As noted previously in this proxy statement, Federal-Mogul is a “controlled company” under applicable NASDAQ rules and is not required to have a Compensation Committee composed solely of independent directors. The current members of the Committee are Messrs. Intrieri, Ninivaggi and Schechter, all of whom are employees of companies controlled by our Chairman and principal beneficial stockholder, Mr. Carl C. Icahn.

The Company’s management and the Committee believe that an executive’s total compensation package should attract and retain key leadership to Federal-Mogul and motivate those leaders to perform in the interest of promoting the Company’s sustainable global profitable growth in order to create value and satisfaction for our stockholders, customers, and employees.

The Committee reviews and approves the compensation of the Named Executive Officers of the Company. This involves a review of all major compensation elements, including: base salary, annual incentive, long-term incentive, and benefits beyond those normally provided to salaried employees. The Company compensates its executive officers with these elements in order to be competitive in its industry and in the global search for management talent. Each of our major compensation elements is summarized below. The elements are intended to retain and recruit senior leadership with global business experience.

Element:	This element rewards:	Factors that determine the level of this element:	Relationship between elements:
Base Salary	Experience, knowledge, leadership and level of responsibility.	Experience, performance and internal equity with a premium for global experience.	May be adjusted to reflect global skills and market competitive long-term incentives. Other pay elements, such as annual incentives and automobile allowances, are set as a percentage of base salary.

Annual Incentives	Achievement of business goals of Operational EBITDA, Cash Flow Before Interest and Financing, Value Cash Flow, employee safety, customer service and quality goals, reduction in sales, general and administrative expenses, and productivity and restructuring.(1)	Experience, performance, job scope and internal equity.	May be adjusted to achieve a balance between annual and long-term incentives.

Long-Term Incentives	Achievement of business goals of Operational EBITDA, Value Cash Flow, New Business Bookings and Return on Tangible Assets.(1)	Vary by job scope and internal equity.	May be adjusted to achieve a balance between annual and long-term incentives.

Other Benefits (e.g. tax preparation, automobile allowances)	Retention of senior executive leadership.	Job scope and internal equity.	The Company’s compensation philosophy is for salaried employees with similar job scope to have a consistent benefits package.

(1)	Capitalized terms are defined below.

The President and Chief Executive Officer is involved in the determination of salary levels for the other Named Executive Officers and the review of their compensation elements with the Committee. In 2010 the Committee evaluated the Management Incentive Plan (“MIP”) and Management Incentive Plan Uplift (“MIP Uplift”) and concluded that, with the terms described below, the plans continued to properly align executive compensation with Company and stockholder goals.

The Committee receives assistance from the Company’s corporate human resources department and may, from time to time, solicit advice from outside consultants in determining compensation amounts and standards. The consultant may perform general compensation and actuarial consulting for the Company. The Committee has the authority to select legal, compensation, accounting or other consultants as it deems necessary to advise it.

Our executive compensation was benchmarked in 2008 against a comparator group of companies to ensure that it is competitive in the marketplace. Pay benchmarking, however, is only one of several factors considered in setting target pay levels. The comparator group of companies is composed of durable-goods manufacturers and Tier 1 automotive suppliers. The comparator group consisted of 43 companies which were selected by an outside compensation consultant, Towers Perrin (now known as Towers Watson). The comparator group for the 2008 review is shown in the table below:

Comparator Companies

Alliant Techsystems Inc.	Ingersoll-Rand Co Ltd
American Axle & Manufacturing Holdings Inc.	Itochu International Inc.
ITT Corp
Applied Materials Inc.	Johnson Controls Inc.
ArvinMeritor Inc.	L-3 Communications Holdings Inc.
Black & Decker Corp (The)	Lear Corp
Cameron International Corp	Leggett and Platt Inc.
Celestica Inc.	Navistar International Corp
Continental Automotive Systems	Parker Hannifin Corp
Cooper Standard Automotive Inc.	Robert Bosch LLC (U.S. operations)
Cooper Tire & Rubber Co	Rockwell Automation Inc.
Corning Inc.	Rockwell Collins Inc.
Dana Holding Corp	Terex Corp
Delphi Corp	Textron Inc.
Eaton Corp	Thales
FANUC Robotics America Inc.	TI Automotive
Flowserve Corp	Timken Co (The)
Gates Corp	Tower Automotive Holdings USA LLC
Goodrich Corp	Trane Inc.
Harley-Davidson Inc.	Trinity Industries Inc.
Harsco Corp	TRW Automotive Holdings Corp
Hayes Lemmerz International Inc.	Visteon Corp

Towers Watson assessed the market competitiveness of the current compensation levels of the Company’s executive officers. Specifically they reviewed the competitiveness of the base salaries, target annual incentive awards, target long-term incentive awards and target total direct compensation of our executive officers as compared with the comparator group.

Based on the Towers Watson data, the Company concluded that, in relation to the comparator group of companies, the target total cash compensation (base salaries and annual incentive targets) of Company executive officers is within a competitive range (plus or minus 10%) of the market median. Long-term incentive compensation of our executive officers is below that of the comparator group. As a result, total direct compensation of our executive officers is below that of the comparator group.

Towers Watson was retained again by the Committee in 2010 to provide executive compensation, consulting and pension (including other post-employment benefit) actuarial services. For these services, Towers Watson was paid $95,814 for executive compensation consulting and $829,596 for pension benefit consulting and pension and postemployment benefit actuarial services. The Company believes that the conclusions derived from the prior benchmark summary continued to be accurate for the Company’s compensation programs in 2010.

Base Salary

The President and Chief Executive Officer’s annual base salary is set by his employment agreement at $1,500,000. Other Named Executive Officer base salaries are set by the Committee based upon job scope and skill review. When determining base salaries for the Named Executive Officers, the Company and the Committee look to the degree of experience and talent the executive brings to the Company. As a global original equipment and replacement parts manufacturer and distributor, the Company actively recruits and seeks to hire executives with significant multi-national and multi-lingual expertise.

In May 2010 the base salaries of the other Named Executive Officers were reviewed and adjusted for the first time in two years. Mr. Bowers’ base salary was increased to $416,000, Mr. Brunol’s salary was increased to 420,000 Euro which, at the average exchange rate for 2010 of 1.3266 is equivalent to $557,172, and Mr. Chochoy’s base salary was increased to 340,000 Euro which, at the average exchange rate for 2010 of 1.3266 is equivalent to $451,044.

Mr. Haughie replaced Mr. Kaminski as Senior Vice President and Chief Financial Officer in June 2010 and his annual base salary was increased to $400,000. Prior to this appointment, Mr.  Haughie was the Company’s Vice President and Controller.

Annual and Long-Term Incentives: MIP and MIP Uplift

All of the Named Executive Officers and approximately 1,500 salaried employees globally participate in an annual incentive program called the Management Incentive Plan or “MIP”. In addition, all of the Named Executive Officers and approximately 250 salaried employees globally participate in the MIP Uplift.

The key objective of the MIP is to incentivize management to generate sustainable global profitable growth as measured by:

1.	Operational EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains or losses on the sales of businesses, the expense associated with U.S. based funded pension plans, and OPEB curtailment gains.

2.	Cash Flow Before Interest and Financing, which is defined as net cash provided by operating activities less net cash used by investing before the deduction of interest paid, net of interest received per the Form 10-K statement of cash flows, and notes to the accounts.

3.	Value Cash Flow, which is defined as Operational EBITDA less capital spending.

4.	Productivity and Restructuring, which is measured by non-volume related cost changes as reported in the Form 10-K.

5.	Sales, General and Administrative, which is measured by level of SG&A reductions outlined in the budget.

6.	Employee Safety and Quality, which is defined as: i) achievement of world class safety standards as measured by incident rates within our facilities; and ii) achievement of world class quality standards as measured by defects per million parts.

As outlined in the tables below, Operational EBITDA and Cash Flow Before Interest and Financing were measured at a corporate level for Messrs. Alapont, Haughie, Bowers, Brunol and Chochoy. Performance objectives for the MIP are recommended by management and reviewed and approved by the Committee for all Named Executive Officers.

The key objective in 2010 of the MIP Uplift plan was also to incentivize management to generate sustainable global profitable growth as measured by four objectives:

1.	Operational EBITDA, as defined above.

2.	Value Cash Flow, as defined above.

3.	New Business Bookings, which is defined as the total dollar value over the program life of awarded future business in 2010.

4.	Return on Tangible Assets, which is defined as: Operational EBITDA (as defined above) for the year divided by average Assets over five most recent quarters. “Assets” is defined as total assets per the consolidated balance sheet excluding intangible assets, cash and equivalents.

Long-Term Incentives: Mr. Alapont’s Stock Option Grant

Federal-Mogul Corporation, a Michigan corporation and the predecessor company prior to the Company’s emergence from bankruptcy (the “Predecessor Company”), on February 2, 2005 entered into a five-year employment agreement with José Maria Alapont, effective March 23, 2005, whereby Mr. Alapont was appointed as the Predecessor Company’s president and chief executive officer. In connection with this agreement, it was agreed that the Company would grant to Mr. Alapont stock options equal to at least 4% of the value of the Company at the reorganization date (the “Employment Agreement Options”). The Employment Agreement Options were to vest ratably over the life of the employment agreement, such that one fifth of the Employment Agreement Options would vest on each anniversary of the employment agreement effective date.

Additionally, one-half of the Employment Agreement Options had an additional feature allowing for the exchange of one half of the options for shares of stock of the Company, at the exchange equivalent of four options for one share of common stock. The Employment Agreement Options without the exchange feature are referred to herein as “plain vanilla options” and those Employment Agreement Options with the exchange feature are referred to as “options with exchange.”

The Company on December 27, 2007 (the “Effective Date”) and in accordance with the Fourth Amended Joint Plan of Reorganization for Debtors and Debtors-in-Possession (as Modified) (the “Plan of Reorganization”) granted to Mr. Alapont stock options to purchase 4,000,000 shares of common stock at an exercise price of $19.50 (the “Granted Options”). Pursuant to the Stock Option Agreement dated as of December 27, 2007 between the Company and Mr. Alapont (the “Initial CEO Stock Option Agreement”), the Granted Options did not have an exchange feature. In lieu of “options with exchange” under the Employment Agreement Options, the Successor Company entered into a deferred compensation agreement with Mr. Alapont intended to be the economic equivalent of the options with exchange. Under the terms of this deferred compensation agreement, Mr. Alapont is entitled to certain distributions of common stock, or, at the election of Mr. Alapont, certain distributions of cash upon certain events as set forth in the Deferred Compensation Agreement dated as of December 27, 2007 between the Company and Mr. Alapont. The amount of the distributions shall be equal to the fair value of 500,000 shares of common stock, subject to certain adjustments and offsets, determined as of the first to occur of (1) the date on which Mr. Alapont’s employment with the Company terminates, (2) March 23, 2010, the date on which Mr. Alapont’s employment agreement with the Company expires, (3) Mr. Alapont’s death, (4) the date Mr. Alapont becomes disabled (as defined for purposes of Section 409A of the Internal Revenue Code), (5) at the election of Mr. Alapont, a change in control (as defined for purposes of Section 409A of the Internal Revenue Code), or (6) the occurrence of an unforeseeable emergency (as defined for purposes of Section 409A of the Internal Revenue Code).

The Company on February 14, 2008, entered into Amendment No. 1 to the Initial CEO Stock Option Agreement, dated as of February 14, 2008 (the “Amendment”). Pursuant to the Amendment, the exercise price for the option was increased to $29.75 per share. The Initial CEO Stock Option Agreement as amended was cancelled on February 15, 2008, by mutual written agreement of the Company and Mr. Alapont. On February 15, 2008, subject to obtaining the approval of the Company’s stockholders, the Company entered into a new Stock Option Agreement with Mr. Alapont dated as of February 15, 2008 (the “New CEO Stock Option Agreement”). The New CEO Stock Option Agreement grants Mr. Alapont a non-transferable, non-qualified option (the “CEO Option”) to purchase up to 4,000,000 shares of the Company’s common stock subject to the terms and conditions described below. The exercise price for the CEO Option is $19.50 per share, which is at least equal to the fair market value of a share of the Company’s common stock on the date of grant of the CEO Option. In no event may the CEO Option be exercised, in whole or in part, after December 27, 2014. The New CEO Stock Option Agreement provides for vesting as follows: 40% of the shares of common stock subject to the Option were vested at the time of the grant, an additional 20% of the shares of common stock subject to the Option vested on each of March 23, 2008, March 23, 2009, and March 23, 2010. The CEO Option is now fully vested. These transactions were undertaken to comply with Internal Revenue Code Section 409A in connection with the implementation of Mr. Alapont’s employment agreement. The grant of the CEO Option was approved by the Company’s stockholders effective July 28, 2008 to comply with Internal Revenue Code Section 162(m).

On March 23, 2010, we amended and restated the CEO Option (the “Restated Stock Option Agreement”) to clarify certain provisions. The Restated Option Agreement also provides that the Company, acting through the Committee, has the right in connection with any exercise of the CEO Option, to cash out all or part of the portion of the shares of common stock for which the CEO Option is being exercised by paying Mr. Alapont an amount in cash equal to the excess of the fair market value of the common stock, determined as of the date of exercise of the CEO Option, over the option exercise price times the number of shares of common stock for which the CEO Option is being exercised on such exercise date (“Cash Out Right”). If the Committee does not exercise in whole the Cash Out Right within one business day of receipt of notice of exercise of the CEO Option, then the CEO Option (or portion thereof) shall have been exercised in the amount and manner specified in such notice.

The main assumptions and related option-pricing models used by the Company along with the accounting expense information are reported in Footnote 18 in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December  31, 2010.

Stock Appreciation Rights (SARs)

On February 22, 2010, the Board of Directors approved the Federal-Mogul 2010 Stock Incentive Plan (the Plan). The Plan was approved by the stockholders on May 26, 2010. The objective of the Plan is to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of the Plan participants to those of the Company’s stockholders. The Plan is further intended to provide flexibility to the Company to motivate, attract and retain those who make significant contributions to the Company’s success.

The Plan provides for the granting of various incentives. The Board decided that the use of performance related Stock Appreciation Rights (“SARs”) would be most closely aligned with the interests of stockholders, at this time.

On February 22, 2010 the Board granted the Named Executive Officers and certain other members of management SARs based on 2009 performance. Under the long term incentive plan’s performance feature, participants are assigned an achievement target. For this grant, 50% of the achieved amount was converted to SARs using a Black-Scholes calculation. The remaining 50% is paid to the participants in two portions. One-half was paid within the first two and one-half months of 2010 and the remaining portion, plus interest, is paid within the first two and one-half months of 2011.

On February 22, 2011 the Board granted the Named Executive Officers and certain other members of management SARs based on 2010 performance. Under the long term incentive plan’s performance feature, participants are assigned an achievement target. For this grant, 75% of the achieved amount was converted to SARs using a Black-Scholes calculation. The remaining 25% is paid to the participants in two portions. One-half is paid within the first two and one-half months of 2011 and the remaining portion, plus interest, is paid within the first two and one-half months of 2012.

The grant of SARS is more fully outlined in the MIP Uplift section following the Summary Compensation Table.

Other Benefits

The Named Executive Officers participate in various U.S. and non-U.S. benefit programs as described below.

Retirement Plans

The Company maintains certain retirement benefit plans for all U.S.-based salaried employees, including a defined benefit pension plan and a 401(k) plan. In addition, the Company maintains certain retirement benefit plans for all salaried employees in a particular country. The Company also provides the plans listed below to key executive officers to recruit and retain professional and executive talent. In addition, these retirement plans provide income security to long serving executives. We believe these programs to be reasonable and appropriate in light of competitive practices and our executives’ total compensation program. None of the plans described in the table below are U.S. tax-qualified plans.

Retirement Plan	Eligible Participants	Plan Benefit
Personal Retirement Account Supplemental Executive Retirement Plan (“PRA SERP”)	Employees who exceed U.S. mandated compensation limit for tax-qualified plans, including Mr. Haughie and Mr. Bowers. As of January 1, 2009 Mr. Alapont ceased to accrue further credits under this plan.	Annual credits range from 1.5% to 9.0% of eligible earnings above the $245,000 government compensation limit for tax-qualified plans plus interest.

Key Executive Pension Plan (“KEY Plan”)

Mr. Alapont

In accordance with his employment agreement dated March 23, 2010 this benefit was frozen as of March 23, 2010 other than for actuarial adjustments related to reductions for retirement prior to age 62

This plan accrues for a target income replacement level from all Company sponsored plans of up to a maximum of 50% of final average income (base salary and bonus) assuming the executive has attained age 62 and assuming he has earned 20 years of benefit service. The benefit is reduced for retirement earlier than age 62 as described in the KEY Plan.

French executive defined benefit plan (“Retraite Additive”)	Senior French executives, including Mr. Brunol and Mr. Chochoy.	This plan accrues for a target income replacement of 5% of final average eligible compensation, regardless of years of service.

French executive defined contribution plan (“Retraite Entreprises”)	Senior French executives, including Mr. Brunol and Mr. Chochoy.	The Company contributes 5% of eligible compensation to an individual investment account. Payout is in the form of a quarterly pension.

Other Benefit Plans and Practices

The Named Executive Officers participate in benefits provided to other salaried employees in their resident countries such as medical, prescription drug and dental coverage, life insurance and disability insurance. Additional programs such as a benefit allowance, automobile allowance, tax preparation allowance and added liability insurance are noted following the Summary Compensation Table.

The Company offers a 401(k) plan for U.S.-based employees. The 401(k) plan provides that the Company matches 25% of the first 8% of the employee’s annual compensation contributed to the 401(k) plan. Due to U.S. compensation limits some executives do not receive the full benefit of the Company match on their 401(k) contributions in any calendar year. In these situations the amount of the benefit shortfall is calculated annually and paid directly to the executive as ordinary income. This payment is called the 401(k) excess payment, and is made between January 1 and March 15 of the following year.

Policy regarding 162(m) Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of annual compensation paid to senior executives to $1,000,000. However, performance based compensation can be excluded from the limit so long as it meets certain requirements. Other than the CEO Option granted to Mr. Alapont, Federal-Mogul’s incentive plans are not specifically designed to qualify under Section 162(m).

Clawback

In accordance with the Federal-Mogul 2010 Stock Incentive Plan (the Plan), the Committee reserves the right, in its sole discretion, to cancel or rescind any award under the Plan, or portion thereof, in certain situations, including, but not limited to, a determination by the Committee that the participant has committed a Breach of Conduct or a Restatement Event (as both terms are defined in the Plan) has occurred.

Compensation Committee Report

The Compensation Committee of Federal-Mogul Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated in Federal-Mogul’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and this proxy statement.

Vincent J. Intrieri, Chairman Daniel A. Ninivaggi David S. Schechter

The following table lists the major compensation items for the Named Executive Officers.

Summary Compensation Table

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(f) Option Awards(1) ($)	(g) Non-Equity Incentive Plan Compensation ($)		(h) Change in Pension Value and Nonqualified- Deferred Compensation Earnings ($)		(i) All Other Compensation ($)		(j) Total ($)
José Maria Alapont	2010	1,500,000	—	—	(2)	1,500,000	(3)	3,727,279	(4)	200,599	6,927,878
President and	2009	1,500,000	—	1,030,107		2,334,252		7,190,432		200,727	12,255,518
Chief Executive Officer	2008	1,500,000	—	33,700,000		3,075,000		5,413,108		190,763	43,878,871
Alan Haughie Senior Vice President and Chief Financial Officer	2010	350,343	—	409,500	(5)	442,500	(6)	52,717	(7)	21,049	1,276,109
Jeff Kaminski	2010	179,262	—	—	(8)	—	(9)	—	(10)	23,249	202,511
Former Senior Vice President and	2009	400,000	—	137,348		350,084		66,183		35,723	989,338
Chief Financial Officer	2008	329,462	—	—		367,850		33,229		29,771	760,312
William S. Bowers	2010	410,462	—	589,680	(11)	546,000	(12)	86,728	(13)	$ 26,903	1,659,773
Senior Vice President,	2009	400,000	—	137,348		350,084		79,353		27,256	994,041
Sales and Marketing	2008	400,000	—	—		454,000		67,676		39,879	961,555
Jean Brunol	2010	548,507	—	796,816	(14)	737,793	(15)	$238,024	(16)	$ 94,667	2,415,807
Senior Vice President,	2009	556,320	—	188,008		479,213		167,483		47,394	1,438,418
Business and Operations Strategy	2008	585,680	—			564,083		214,276		47,235	1,411,274
Gérard Chochoy	2010	444,411	—	494,532	(17)	556,647	(18)	156,244	(19)	$ 90,376	1,742,210
Senior Vice President	2009	452,010	—	117,114		309,810		100,191		165,514	1,144,639
Powertrain Sealing and Bearings	2008	475,865	—			402,082		85,630		171,443	1,135,020

(1)	The amounts shown in this column reflect SARs and Stock Options and represent the aggregate grant date fair value of all such awards granted to the executive during 2010 as estimated by the company for financial reporting purposes. See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.
(2)	Mr. Alapont participates in the MIP and the MIP Uplift. The amount in column (g) is $1,500,000 which is the maximum bonus allowed in his employment agreement for these plans. The 2009 amount reflects a payout level of 87% for the MIP and 45.8% for the MIP Uplift. As described below, 50% of the MIP Uplift for 2009 was payable in stock appreciation rights granted in 2010 under the 2010 Stock Incentive Plan, subject to stockholder approval of the 2010 Stock Incentive Plan. Such approval was given on May 26, 2010. The 2008 amount in column (g) reflects a payout level of 97% for the MIP and 72% for the MIP Uplift. The objectives, results, and payout levels are detailed in the Incentive Payout Chart below.
(3)	The amount in Column (h) reflects Mr. Alapont’s participation in the personal retirement account (the “PRA”) and the personal retirement account supplemental executive retirement plan (the “PRA SERP”). As detailed in his employment agreement, Mr. Alapont also participates in a key executive pension plan (the “KEY Plan”). Payments from the KEY Plan are offset by benefits under the PRA, the PRA SERP and any pension benefits received from prior employers. Under the KEY Plan, Mr. Alapont received four years of credited service for each year of employment with the Company up to the maximum of 20 years of credited service. Mr. Alapont is 100% vested in his KEY Plan benefit. Beginning January 1, 2009, Mr. Alapont no longer receives annual credits under the PRA SERP.
(4)	The amount in Column (i) for Mr. Alapont reflects the following: a benefit allowance of $90,000; the 401(k) plan Company match; the 401(k) plan excess payment; the cost of tax preparation services; inclusion of spouse on business trips on the corporate aircraft; the cost of umbrella liability coverage; and taxable security benefits. The Company 401(k) plan excess payment is described above. The amount in column (i) also reflects tax reimbursement payments of $90,754.
(5)	Mr. Haughie participates in the MIP and MIP Uplift. The amount in Column (g) reflects a payout level of 120% for the MIP and 126% for the MIP Uplift. In accordance with the plans’ provisions his MIP and MIP Uplift were prorated for the period of time he served in each position. As described below, 75% of the MIP Uplift for 2010 was payable in stock appreciation rights granted in 2010 under the 2010 Stock Incentive Plan.
(6)	The amount in Column (h) reflects Mr. Haughie’s participation in the PRA and PRA SERP.
(7)	The amount in Column (i) for Mr. Haughie reflects the following: the 401(k) plan Company match; the cost of tax preparation services; an automobile allowance equivalent to 4% of his annual salary, inclusion of spouse on business trips on the corporate aircraft; and the cost of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $1,963.

(8)	Mr. Kaminski, who resigned in May 2010, participated in the MIP and the MIP Uplift. He received no payments from these programs for 2010. The amount in column (g) for 2009 reflects a payout level of 76% for the MIP and 45.8% for the MIP Uplift. 50% of the MIP Uplift for 2009 was payable in stock appreciation rights granted in 2010 under the 2010 Stock Incentive Plan. Mr. Kaminski forfeited those stock appreciation rights upon his resignation. The 2008 amount in Column (g) reflects a payout level of 73% for the MIP and 72% for the MIP Uplift. The objectives, results, and payout levels are detailed in the Incentive Payout Chart below.
(9)	The amount in Column (h) reflects Mr. Kaminski’s participation in the PRA and the PRA SERP. Mr. Kaminski forfeited his PRA SERP when he resigned.
(10)	The amount in Column (i) for Mr. Kaminski reflects the following: an automobile allowance equivalent to 4% of his annual salary; the 401(k) plan Company match; the 401(k) plan excess payment; the cost of tax preparation services; and the cost of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $2,205.
(11)	Mr. Bowers participates in the MIP and the MIP Uplift. The amount in column (g) reflects a payout level of 120% for the MIP and 126% for the MIP Uplift. The 2009 amount reflects a payout level of 76% for the MIP and 45.8% for the MIP Uplift. As described below, 75% of the MIP Uplift for 2010 was payable in stock appreciation rights granted in 2010 under the 2010 Stock Incentive Plan. The 2008 amount in Column (g) reflects a payout level of 85% for the MIP and 72% for the MIP Uplift. The objectives, results, and payout levels are detailed in the Incentive Payout Chart below.
(12)	The amount in Column (h) reflects Mr. Bowers’ participation in the PRA and the PRA SERP.
(13)	The amount in Column (i) for Mr. Bowers reflects the following: an automobile allowance equivalent to 4% of his annual salary; the 401(k) plan Company match; the cost of tax preparation services; the cost of an executive physical, and the cost of umbrella liability coverage. The amount in column (i) also reflects tax reimbursement payments of $2,195.
(14)	Mr. Brunol resides in France and is paid 420,000 Euro annually. For consistency, we show the U.S. dollar equivalent salary using the average Euro-U.S. dollar exchange rate for 2010 of 1.3266, 2009 of 1.3908, and 1.4642 for 2008. Mr. Brunol participates in the MIP and the MIP Uplift. The 2010 amount in Column (g) reflects a payout level of 120% for the MIP and 126% for the MIP Uplift. The 2009 amount in Column (g) reflects a payout level of 76% for the MIP and 45.8% for the MIP Uplift. The U.S. dollar equivalent for the 2010 incentive plans is shown using a Euro-U.S. dollar exchange rate of 1.3384 which is the rate as of December 31, 2010. As described below, 75% of the MIP Uplift for 2010 was payable in stock appreciation rights granted in 2010 under the 2010 Stock Incentive Plan. The 2008 amount in Column (g) reflects a payout level of 80% for the MIP and 72% for the MIP Uplift. The objectives, results, and payout levels are detailed in the Incentive Payout Chart below.
(15)	The amount in Column (h) reflects Mr. Brunol’s participation in a mandatory benefit for those working in France and a Company-sponsored pension plan in France intended to supplement aspects of the French social security system. The amount in Column (h) represents the change in the actuarial present value of Mr. Brunol’s accumulated benefit between December 31, 2010 and December 31, 2009 determined using a Euro-U.S. dollar exchange rate of 1.3384 for December 31, 2010, 1.4332 for December 31, 2009 and1.4057 for December 31, 2008.
(16)	The amount in Column (i) for Mr. Brunol reflects the cost of operating a company vehicle provided to Mr. Brunol in France of $21,252, Company contributions to the French defined contribution plan for Mr. Brunol, and the cost of umbrella liability coverage.
(17)	Mr. Chochoy is a French citizen who resides in Germany and is paid 340,000 Euro annually. For consistency, we show the U.S. dollar equivalent using the average Euro-U.S. dollar exchange rate for 2010 of 1.3266, for 2009 of 1.3908 and 1.4642 for 2008. Mr. Chochoy participates in the MIP and the MIP Uplift. The 2010 amount in column (g) reflects a payout level of 123% for the MIP and 126% for the MIP Uplift. The 2009 amount reflects a payout level of 62% for the MIP and 45.8% for the MIP Uplift. The U.S. dollar equivalent for the 2010 incentive plans is shown using a Euro-U.S. dollar exchange rate of 1.3384 which is the rate as of December 31, 2010. As described below, 75% of the MIP Uplift for 2010 was payable in stock appreciation rights granted in 2010 under the 2010 Stock Incentive Plan. The 2008 amount in Column (g) reflects a payout level of 60% for the MIP and 72% for the MIP Uplift. The objectives, results, and payout levels are detailed in the Incentive Payout Chart below.
(18)	The amount in Column (h) reflects Mr. Chochoy’s participation in a Company-sponsored pension plan in France intended to supplement aspects of the French social security system. The amount in Column (h) reflects the change in the actuarial present value of Mr. Chochoy’s accumulated benefit between December 31, 2010 and December 31, 2009 determined using a Euro-U.S. dollar exchange rate of 1.3384 for December 31, 2010, 1.4332 for December 31, 2009 and 1.4057 for December 31, 2008.
(19)	The amount in Column (i) for Mr. Chochoy reflects the cost of housing and living assistance of $43,778, Company contributions to the French defined contribution plan for Mr. Chochoy, the cost of operating a company vehicle provided to Mr. Chochoy in Germany, Company contributions to German social plans, and the cost of umbrella liability coverage.

The following table outlines the ranges of potential payout for the MIP and MIP Uplift for the period January 1, 2010 through December 31, 2010. Mr. Brunol and Mr. Chochoy are paid in Euros. The amounts below reflect the average Euro-U.S. dollar exchange rate for 2010 of 1.3266.

Grants of Plan-Based Awards

(a) Name	Type of Award	(b) Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Awards
			(c) Threshold	(d) Target		(e) Maximum		(f) Threshold		(g) Target		(h) Maximum
José Maria Alapont	Annual Incentive Awards	January 1, 2010	$1,500,000	$1,500,000	(1)	$1,500,000	(1)	$0	(1)	$0	(1)	$0	(1)
Alan Haughie	Annual Incentive Awards	January 1, 2010	$215,000	$430,000		$860,000		$225,000		$450,000		$900,000
Jeff Kaminski	Annual Incentive Awards	January 1, 2010	—	—		—		—		—		—
William S. Bowers	Annual Incentive Awards	January 1, 2010	$223,600	$447,200		$894,400		$234,000		$468,000		$936,000
Jean Brunol	Annual Incentive Awards	January 1, 2010	$302,144	$604,288		$1,101,979		$316,197		$632,394		$1,264,788
Gérard Chochoy	Annual Incentive Awards	January 1, 2010	$224,684	$449,368		$832,578		$196,243		$392,486		$784,972

(1)	In accordance with Mr. Alapont’s Second Amended and Restated Employment Agreement dated March 23, 2010, the maximum bonus from the MIP and MIP Uplift is limited to $1,500,000.

The MIP and the MIP Uplift are based upon the same performance period (January 1 to December 31, 2010) and are described below. The amounts set forth in the Estimated Future Payments Under Non-Equity Incentive Plan Awards above reflect the values for the MIP and the cash portion of the MIP Uplift. Mr. Brunol and Mr. Chochoy are paid in Euros. The amounts below reflect a Euro-U.S. dollar exchange rate of 1.3384 which was the rate used when incentive payouts were calculated.

Incentive Payout

Amounts Awarded Under 2010 MIP and MIP Uplift

Name	MIP		MIP Uplift(1)
José Maria Alapont	$1,500,000	(2)	$0	(2)
Alan Haughie	$306,000		$546,000
Jeff Kaminski	$0		$0
William S. Bowers	$349,440		$786,240
Jean Brunol	$472,188		$1,062,422
Gérard Chochoy	$391,803		$659,376

(1)	As described below, the MIP Uplift awards for 2010 were payable 25% in cash and 75% in SARs granted under the 2010 Stock Incentive Plan. The amounts shown for the MIP Uplift in the column above reflect the cash portion of the MIP Uplift and the fair value of the amount paid in SARs.

(2)	In accordance with Mr. Alapont’s employment agreement dated March 23, 2010, the maximum bonus from these plans is limited to $1,500,000.

MIP and 2010 Payout

Under the terms of the MIP, a participant may receive an incentive within a range of 0% to 200% of his or her target incentive award depending on achievement of the objectives as defined in the MIP plan for that participant.

MIP target incentive awards are set as a percentage of the participant’s salary and vary based on the participant’s level within the organization. Certain terms of Mr. Alapont’s payout minimum, maximum and curve under the MIP are described in his employment agreement. The MIP payout minimums, maximums and curve for all other participants are:

1.	Below 80% achievement of an objective results in a zero payout for that objective.

2.	80% achievement of an individual objective results in a 50% payout for that objective.

3.	Achievement between 80% and 100% results in increases to payout along a straight line curve.

4.	Achievement of 100% results in a 100% payout.

5.	Achievement above 100% but below 125% results in increases to payout along a straight line curve.

6.	Achievement 125% or greater of an individual objective results in a 200% payout for that objective, which is the maximum allowed payout.

Payment under the MIP is not made until approved by the Committee. The President and Chief Executive Officer makes recommendations to the Committee related to the payouts for the other Named Executive Officers and the Committee determines the payout for the President and Chief Executive Officer.

Mr. Alapont

Objective	Corporate Operational EBITDA	Cash Flow before Interest and Financing	Value Cash Flow	SG&A Reduction	Worker Safety and Quality	Total
Weighting of Objectives	40%	15%	25%	10%	10%	100%
Achieved in 2010	109%	98%	108%	105%	112%	N/A
Payout Level for 2010	134%	98%	133%	121%	150%	128%

The MIP target incentive award for Mr. Alapont is 100% of his base annual salary. In accordance with Mr. Alapont’s employment agreement dated March 23, 2010, the maximum bonus from these plans was 100% in 2010.

Mr. Haughie

Objective	Corporate Operational EBITDA	Cash Flow before Interest and Financing	Value Cash Flow	SG&A Reduction	Worker Safety and Quality	Total
Weighting of Objectives	40%	15%	25%	10%	10%	100%
Achieved in 2010	109%	98%	108%	105%	112%	N/A
Payout Level for 2010	134%	95%	133%	121%	150%	128%

The MIP target incentive award for Mr. Haughie is 70% of his base annual salary. For purposes of determining payment under the MIP for 2010, his payout was reduced. This resulted in an incentive payment for 2010 of 120% of his MIP target incentive award.

Mr. Bowers

Objective	Corporate Operational EBITDA	Cash Flow before Interest and Financing	Value Cash Flow	SG&A Reduction	Worker Safety and Quality	Total
Weighting of Objectives	40%	15%	25%	10%	10%	100%
Achieved in 2010	109%	98%	108%	105%	112%	N/A
Payout Level for 2010	134%	95%	133%	121%	150%	128%

The MIP target incentive award for Mr. Bowers is 70% of his base annual salary. For purposes of determining payment under the MIP for 2010, his payout was reduced. This resulted in an incentive payment for 2010 of 120% of his MIP target incentive award.

Mr. Brunol

Objective	Corporate Operational EBITDA	Cash Flow before Interest and Financing	Value Cash Flow	SG&A Reduction	Worker Safety and Quality	Total
Weighting of Objectives	40%	15%	25%	10%	10%	100%
Achieved in 2010	109%	98%	108%	105%	112%	N/A
Payout Level for 2010	134%	95%	133%	121%	150%	128%

The MIP target incentive award for Mr. Brunol is 70% of his base annual salary. For purposes of determining payment under the MIP for 2010, his payout was reduced. This resulted in an incentive payment for 2010 of 120% of his MIP target incentive award.

Mr. Chochoy

Objective	Corporate Operational EBITDA	Cash Flow before Interest and Financing	Business Unit Value Cash Flow	Productivity	SG&A Reduction	Worker Safety, Quality and Service – Combined	Total
Weighting of Objectives	40%	15%	25%	5%	5%	100%	40%
Achieved in 2010	109%	98%	182%	65%	97%	94%	N/A
Payout Level for 2010	134%	95%	200%	0%	93%	78%	130%

Other than the Corporate Operational EBITDA and Cash Flow before Interest and Financing, all other metrics for Mr. Chochoy are calculated on the basis of his Business Unit performance. The MIP target incentive award for Mr. Chochoy is 70% of his base annual salary. For purposes of determining payment under the MIP for 2010, his payout was reduced. This resulted in an incentive payment for 2010 of 123% of his MIP target incentive award.

MIP Uplift

The MIP Uplift provides for a target incentive award to participants which varies based on the individual’s level within the organization and job scope. The MIP Uplift payout schedule and payout curve is within a range of 0% to 200% of the target incentive award and is described below. Mr. Alapont’s MIP Uplift target incentive award was

300% of his base annual salary and the MIP Uplift target incentive award for Mr. Bowers and Mr. Brunol was 150% of base salary. Mr. Chochoy’s target was 115% of base annual salary. Mr. Haughie’s target is 150% and is prorated based on his service in the position. The target incentive awards were selected to bring the total compensation of each participant closer to the median total compensation of executive officers at the comparator group of companies.

The objectives of the MIP Uplift (Operational EBITDA, Value Cash Flow, New Business Bookings, and Return on Tangible Assets) are the same for all participants. These objectives were selected to promote long-term sustainable global profitable growth. Objectives are based on 2010 targets and are measured independently of each other. The Committee establishes the actual incentive payout for all participants under the MIP Uplift.

Once the achieved MIP Uplift payout amount is approved by the Committee, one-quarter of the achieved MIP Uplift payout amount is payable in cash. Of the cash amount, one-half is paid to the participant and one-half is deferred to the next calendar year. With respect to amounts earned in 2010, the one-half deferred amount will be paid prior to March 15, 2012. Three quarter of the achieved MIP Uplift payout amount was converted to SARs. The number of SARs granted to each participant is determined by dividing three quarters of the MIP Uplift payout by the value of a SAR using the Black Scholes formula on the date of the award. The SARs vest one-quarter on the day of the Grant, and one-quarter on each anniversary of the grant until the SARs become fully vested on February 22, 2014. The payout curve for the MIP Uplift is:

1.	Below 80% achievement of an objective results in a zero payout for that objective.

2.	80% achievement of an individual objective results in a 50% payout for that objective.

3.	Achievement between 80% and 100% results in increases to payout along a straight line curve.

4.	Achievement of 100% results in a 100% payout.

5.	Achievement above 100% but below 125% results in increases to payout along a straight line curve.

6.	Achievement of 125% or greater of an individual objective results in a 200% payout for that objective, which is the maximum allowed payout.

2010 MIP Uplift Objectives and Calculation (All Named Executive Officers)

Objective	Corporate Operational EBITDA (adjusted)	Corporate Value Cash Flow	New Business Bookings	Return on Tangible Assets	Total
Objectives for All Named Executive Officers	25%	25%	25%	25%	100%
Achieved in 2010	109%	108%	107%	109%	N/A
Payout for 2010	134%	133%	128%	136%	133%

After adjustments by Federal-Mogul management, this resulted in an incentive payment for 2010 of 126% for the Named Executive Officer’s and all other participants’ MIP Uplift target incentive award.

The following table sets forth information concerning outstanding stock options held by one or more Named Executive Officers as of December 31, 2010.

2010 Outstanding Equity Awards at Fiscal Year End

OPTION AWARDS								STOCK AWARDS
Name	Grant Date		Number of Securities Underlying Unexercised Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable(1)	Option/SAR Exercise Price ($)		Option/SAR Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)
José Maria Alapont	2/15/08 2/22/10	(3)	4,000,000 38,408	76,817	$ $	19.50 17.16	12/27/2014 02/22/2015	N/A N/A	N/A N/A
Alan Haughie	2/22/10 2/22/11		1,261 9,124	2,433 27,373	$ $	17.16 21.03	02/22/2015 02/22/2016	N/A N/A	N/A N/A
Jeff Kaminski	2/22/10					$17.16	02/22/2015	N/A	N/A
William S. Bowers	2/22/10 2/22/11		5,121 13,139	10,242 39,417	$ $	17.16 21.03	02/22/2015 02/22/2016	N/A N/A	N/A N/A
Jean Brunol	2/22/10 2/22/11		7,010 17,754	14,020 53,263	$ $	17.16 21.03	02/22/2015 02/22/2016	N/A N/A	N/A N/A
Gérard Chochoy	2/22/10 2/22/11		4,367 11,019	8,733 33,057	$ $	17.16 21.03	02/22/2015 02/22/2016	N/A N/A	N/A N/A

(1)	The SARs granted in 2010 vest in three equal installments on each of February 22, 2011, February 22, 2012, and February 22, 2013. The SARs granted in 2011 vest in four equal installments. The first installment vested on February 22, 2011 and the remaining installments will vest on February 22, 2012, February 22, 2013, and February 22, 2014. Because of the bonus cap of $1,500,000 in Mr. Alapont’s March 23, 2010 employment agreeement, no SARs were granted to him for 2010 performance.
(2)	Numbers for 2010 and 2011 reflect Stock Appreciation Right (SARs) granted under the Federal-Mogul 2010 Stock Incentive Plan.
(3)	A grant of options to purchase 4 million shares of Common Stock was made on December 27, 2007. This option was repriced on February 14, 2008 to an exercise price of $29.75 per share. The December 27, 2007 option, as amended, was cancelled on February 15, 2008. A new grant, the CEO Option, was made on February 15, 2008 at an option exercise price of $19.50. These transactions were undertaken to comply with Internal Revenue Code Section 409A in connection with the implementation of Mr. Alapont’s employment agreement. The grant of the CEO Option was approved by the Company’s stockholders effective July 28, 2008

Pension Benefits

The following table outlines the pension programs in which the Named Executive Officers participate. Some cover all salaried employees of the location or country in which they are based and some programs involve additional benefits intended to retain executive talent.

Name	Plan	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
José Maria Alapont	Personal Retirement Account (PRA) (2)	5.8	$129,546	—
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP) (3)	5.8	$1,194,235	—
	Key Executive Pension Plan (KEY) (4)	20.0	$24,961,453	—
Alan Haughie	Personal Retirement Account (PRA)	—	$115,484	—
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP)	—	$84,451	—
Jeff Kaminski	Personal Retirement Account (PRA)		$129,959	—
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP) (5)		$0
William Bowers	Personal Retirement Account (PRA)	4.9	$102,214	—
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP)	4.9	$221,510	—
Jean Brunol	French Executive Pension Plan (Retraite Additive) (6)	5.7	$903,443	—
	French Retirement Indemnity (a mandatory benefit)	5.7	$79,397	—
Gérard Chochoy	French Executive Pension Plan (Retraite Additive) (6)	3.8	$407,640	—

(1)	The present value of accumulated benefits was determined using the discount rate, mortality assumptions, interest crediting rate, and December 31, 2010 measurement date used by the Company for financial reporting purposes in footnote 13 of item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The benefits were assumed to be payable at normal retirement ages or such earlier ages at which the executives could commence an unreduced retirement benefit. Currently Mr. Alapont has the right to commence benefits under early retirement provisions of his pension plans. Pension benefits for Messrs. Brunol and Chochoy are denominated in Euros. The present value of their accumulated benefits reflects a Euro-U.S. Dollar exchange rate of 1.3384 which was the rate in effect as of December 31, 2010.
(2)	Personal Retirement Account (“PRA”)

The PRA is a defined benefit pension plan that covers all salaried employees in the United States. Annual credits are made on behalf of the employee based on the employee’s age and eligible compensation is limited to the amount permitted under government regulations ($245,000 in 2010 and 2009 and $230,000 in 2008.). Interest is also credited each year to the benefit based on U.S. government bond rates. Under the PRA, benefits are payable upon retirement to employees in the form of a lump sum or monthly annuity, at the employee’s election. Accrued pension benefits for participants are expressed as an account balance.

PRA benefits are vested based on a three-year cliff schedule. Amounts credited under the PRA in 2010 for the eligible Named Executive Officers are detailed in the Summary Compensation Table and its footnotes.

(3)	Supplemental Executive Retirement Account (“PRA SERP”)

To make up for benefits lost due to the U.S. government cap on compensation eligible for tax-qualified plans, the Company also maintains the PRA SERP, which pays additional pension benefits that would be paid under the PRA if the U.S. federal limits were not in effect. The PRA SERP is a non-qualified defined benefit pension plan. Under the PRA SERP, benefits are payable upon retirement to certain U.S. based executives in the form of a lump sum. Earnings are defined as an employee’s base salary plus overtime, commissions, incentive compensation, sales incentives and other variable compensation in excess of ($245,000 in 2010 and 2009 and $230,000 in 2008).

Benefits are vested based upon attainment of age 55 and satisfying a five-year cliff-vesting schedule. Amounts credited under the PRA SERP for the eligible Named Executive Officers are detailed in the Summary Compensation Table under column (h).

(4)	Key Executive Pension Plan (“KEY Plan”)

The KEY Plan is non-tax qualified pension plan, the purpose of which is to provide a competitive pension benefit for Mr. Alapont.

The KEY Plan targets a pension benefit equal to 50% of an executive’s final average compensation (base salary and bonus) for the highest consecutive three-year period of the last five years service. Notwithstanding this provision, pursuant to the terms of Mr. Alapont’s Second Amended and Restated Employment Agreement dated as of March 23, 2010, the five year period for determining the average compensation will be the five years ending March 23, 2010. In order to receive the maximum KEY benefit, an executive must attain 20 years of service and be at least age 62 upon retirement. A reduced benefit will be paid to executives who have not attained these minimal levels. The target benefit is calculated by taking into account benefits paid under the Company’s PRA, PRA SERP and certain predecessor plans. Compensation used for the Key Plan formula includes base salary and incentive compensation.

The KEY Plan grants credit for all years of pension service with the Company up to a combined maximum of 20 years of service. The Key Plan provides four years of pension service for every year of service with the Company. As of December 31, 2010, Mr. Alapont is fully vested with 20.0 years of credited service under the KEY Plan.

Amounts credited under the Key Plan for Mr. Alapont are detailed in the Summary Compensation Table under column (h).

(5)	Mr. Kaminski forfeited his SERP upon resignation.
(6)	French Executive Pension Plans

Retirement annuities are the most common form of employee benefit liabilities in France. The benefit structure is mandated in the French Labor Code, covers all employees, and can be supplemented by company agreement or voluntary payments. The benefit is an annuity. The Company provides certain senior French executives with two additional retirement plans: a defined benefit plan and a defined contribution plan. The purpose of these plans is to provide a pension benefit for a limited number of senior executives that is competitive with pension benefits provided to senior executives at many major French companies. Mr. Brunol and Mr. Chochoy are the only Named Executive Officers who participate in these plans.

a.	French Defined Benefit Plan (“Retraite Additive”)

The Retraite Additive is a final salary plan targeting a pension benefit equal to 5% of the executive’s final compensation. There is no minimum service requirement and no vesting requirement, but the executive must be employed by the Company at the date of retirement under this plan. Annual compensation used for calculating the contributions to the defined benefit plan includes base salary. The amounts credited in 2010 under the Retraite Additive for Mr. Brunol and Mr. Chochoy are detailed in the Summary Compensation Table under column (h).

b.	French Defined Contribution Plan (“Retraite Entreprises”)

The Pension Benefits table above does not reflect the present value of accumulated benefits under the Retraite Entreprises because it is a defined contribution plan. Under the Retraite Entreprises, the Company contributes 5% of base salary of the eligible executives into their individual retirement account. Benefits are payable on retirement in the form of a quarterly pension, with no vesting or minimum service requirements. Benefits are calculated based on the earnings accumulated in the fund at the time of retirement.

Employment Agreement of Mr. Alapont

Mr. Alapont’s employment agreement was recently amended and restated as of March 23, 2010, pursuant to which he is entitled to a base salary of $1,500,000 per year. In addition, Mr. Alapont will be eligible each year during the term of the employment agreement for an annual target bonus of $1,500,000 payable solely in cash. The actual bonus may not exceed $1,500,000 per annum and will be determined by the Board of Directors in consultation with Mr. Alapont. The employment agreement also provides for other customary employee benefits with a cap on such benefits equal to 125% of the amount paid to Mr. Alapont in 2009. The term of Mr. Alapont’s employment agreement will expire on March 23, 2013.

Employment Agreement of Mr. Brunol

Mr. Brunol was appointed as our Senior Vice President, Business and Operations Strategy, effective May 1, 2005. Mr. Brunol’s employment agreement, which has an indefinite term, provides for an annual base salary subject to review on an annual basis. In addition, Mr. Brunol will be eligible each year during the term of the employment agreement for an annual bonus targeted at 70% of his gross annual salary, with the potential to reach 140% of his annual gross salary, based on performance criteria to be established each year by the Board of Directors or the Committee. Pursuant to Mr. Brunol’s employment agreement, he is eligible to participate in the MIP Uplift currently targeted at 150% of his gross annual salary, also according to performance criteria to be established each year by the Board of Directors or the Committee. The employment agreement also provides for other customary employee benefits.

Employment Agreement of Mr. Chochoy

Mr. Chochoy was appointed as our Senior Vice President, Global Development effective March 1, 2007. He is currently our Senior Vice President, Powertrain Sealing and Bearings. Mr. Chochoy’s employment agreement, which has an indefinite term, provides for an annual base salary subject to review on an annual basis. In addition, Mr. Chochoy will be eligible each year during the term of the employment agreement for an annual bonus targeted at 70% of his gross annual salary, with the potential to reach 140% of his annual gross salary, based on performance criteria to be established each year by the Board of Directors or the Committee. Pursuant to Mr. Chochoy’s employment agreement, he is eligible for to participate in the MIP Uplift currently targeted at 115% of his gross annual salary, also according to performance criteria to be established each year by the Board of Directors or the Committee. The employment agreement also provides for other customary employee benefits.

Change in Control Employment Agreement of Mr. Alapont

The Company has entered into a change in control employment agreement with Mr. Alapont. Under this agreement, Mr. Alapont has an employment term of three years from the date of a Change in Control (the “employment period”). During this employment period, Mr. Alapont’s position shall be at least commensurate in all material respects with that held during the 120-day period prior to the Change of Control. During the employment period, Mr. Alapont is entitled to (i) an annual base salary equivalent to his base salary in the month immediately preceding the month in which the effective date of the Change of Control occurs, (ii) an annual cash bonus equal to at least his MIP target incentive award as of the effective date of the Change in Control, (iii) participation in incentive, savings and retirement plans, (iv) welfare benefits, (v) fringe benefits, (vi) office and support staff and (vii) paid vacation, in the case of each of clauses (iii) – (vii), that is no less favorable, in the aggregate, than the most favorable of such plans or benefits provided to him during the 120-day period immediately preceding the effective date of the Change of Control. A “Change in Control” is defined as any of the following events occurring within the three-year period following December 27, 2007, the Effective Date of the Plan of Reorganization (which period is extended for additional one-year periods on each anniversary of the Effective Date, unless the Company gives notice that it is not extending the period):

1.	the acquisition by any individual, entity or group of 20% or more of the then outstanding shares of common stock, other than by Mr. Icahn or any of his affiliates, or the combined voting power of the then outstanding voting securities of the Company;

2.	individuals who, as of the Effective Date, constitute the board of directors of the Company (the “Board”) cease for any reason to constitute at least a majority of the Board; or

3.	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, other than such transactions with Mr. Icahn or any of his affiliates.

The change in control employment agreement provides that Mr. Alapont will receive the severance benefits described below upon the occurrence of the following two events:

1.	a Change in Control occurs, and

2.	he is terminated by the Company without “Cause” (as defined below) or he terminates the agreement for “Good Reason” (as defined below).

The Change in Control benefits provided under this agreement are:

1.	base salary through the date of termination and a prorated portion of his MIP target incentive award;

2.	a lump-sum cash amount equal to three times, his base salary and three times his MIP target incentive award as of the termination date or, if greater, his MIP target incentive award as of the date of the Change in Control;

3.	the excess of the actuarial equivalent of the benefit he would receive under the PRA and any supplemental retirement plan, including the PRA SERP and the KEY Plan if his employment continued for three years after the date of termination, over the actuarial equivalent of any amount paid or payable under the PRA or such supplemental retirement plans as of the date of termination;

4.	the continuation of benefits under the welfare benefit plans, programs, practices and policies of the Company for three years or the cash equivalent if the benefit cannot be continued; and

5.	outplacement services of up to $60,000.

Subject to certain exceptions, Mr. Alapont will also receive a “gross-up” payment as reimbursement of any federal excise taxes payable.

As part of the change in control employment agreement, Mr. Alapont agrees to a non-competition covenant applicable for one year following the termination of his employment after a Change in Control.

Under this change in control employment agreement “Good Reason” means:

1.	a material diminution of Mr. Alapont’s authority, duties or responsibilities;

2.	any action or inaction that constitutes a material breach by the Company of the change in control employment agreement; or

3.	a material change in the geographic location at which Mr. Alapont performs his services.

Under this change in control employment agreement, “Cause” means:

1.	the willful and continued failure of Mr. Alapont to perform substantially his duties with the Company; or

2.	the willful engaging by him in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Severance Arrangement for Mr. Alapont

Mr. Alapont’s employment agreement provides that if he is terminated by the Company without Cause (as defined below) he will receive a lump sum payment of:

1.	any base salary or vacation pay due through his date of termination;

2.	an amount equal to two times his annual base salary and two times his MIP target incentive award; and

3.	a payout of any other benefits he may be entitled to receive under any Company program for which he is eligible, including the MIP Uplift.

All vested stock options and SARs may be exercised not more than 90 days after termination of his employment. Mr. Alapont would also vest in the KEY Plan benefits as described in the Key Executive Pension Plan summary in this proxy statement.

Under the terms of Mr. Alapont’s employment agreement, “Cause” means:

1.	conviction of, plea of guilty to, or plea of nolo contendere to any felony;

2.	conviction of, plea of guilty to, or plea of nolo contendere to any misdemeanor or other crime involving fraud, dishonesty or moral turpitude;

3.	intentional violation of the Company’s integrity policy;

4.	breach of the terms of his employment agreement; or

5.	intentional neglect of a request by a majority of the Board, which results in material corporate damage.

Prior to any termination for Cause under clauses 4 or 5 above, the Company must make a written demand on Mr. Alapont, and Mr. Alapont shall have ten days after receiving such notice to cure any failure.

If Mr. Alapont terminates his employment for Good Reason, as defined below, he will receive the same severance benefits as in a termination by the Company without cause. Under the terms of Mr. Alapont’s employment agreement “Good Reason” means:

1.	failure of the Company to comply with the compensation provisions of Mr. Alapont’s employment agreement; and/or

2.	a material change to Mr. Alapont’s duties that result in a diminution of his position.

If the Company does not cure the issue within 30 days of written notice from Mr. Alapont, he may elect to terminate employment for Good Reason and will be entitled to the severance payments.

If Mr. Alapont’s employment terminates because of death or disability, he, his estate or his beneficiary will receive:

1.	any base salary or vacation pay due through the date his employment is terminated;

2.	all benefits due under the KEY Plan; and

3.	other benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of peer executives of the Company under plans, programs, practices and policies relating to death or disability benefits.

Other Severance Arrangements

Mr. Haughie’s terms of employment provide that, in the event of his termination without cause, he will receive the equivalent of twelve months base salary.

The Company also had a severance agreement with Mr. Kaminski. Under this agreement, if Mr. Kaminski was terminated by the Company without Cause (as defined below) he would have received the following benefits:

1.	base salary through the date of termination, a pro rated portion of his MIP target incentive award and any accrued but unpaid vacation pay;

2.	a lump-sum cash amount equal to 18 months of base salary and 18 months of his MIP target incentive award as of the date of termination or, if greater, his MIP target incentive award as of the date of the severance agreement; and

3.	continuation of benefits under the Company welfare benefit plans, practices, policies and programs for 18 months.

Under the terms of Mr. Kaminski’s severance agreement, “Cause” means:

1.	continued failure substantially to perform his duties with the Company for a period of 10 days following written notice of such failure;

2.	conviction of, plea of guilty to, or plea of nolo contendere to, any felony;

3.	willful malfeasance or willful misconduct in connection with his duties with the Company;

4.	any act or omission involving moral turpitude which is reasonably likely to be injurious to the financial condition or business reputation of the Company;

5.	any other act or omission, including any act or omission involving dishonesty, which is injurious to the financial condition or business reputation of the Company; or

6.	breach of the confidentiality provisions of the severance agreement.

Mr. Kaminski would have been required to provide the Company with a release waiving his rights to sue the Company under various U.S. employment laws and agree not to compete with the Company during the six-month period following the effective date of the release and non-competition agreement.

Mr. Bower’s terms of employment provide that, in the event of his termination without cause, he will receive the equivalent of twelve months base salary and one year of his MIP target bonus.

If Mr. Brunol’s employment with the Company is terminated for reasons other than cause, he is entitled to 18 months of salary and six months of benefits. Mr. Brunol does not receive any additional benefit if he is terminated following a change in control. Mr. Brunol is paid in Euro and these amounts reflect the Euro-U.S. dollar exchange rate at December 31, 2010 of 1.3384.

If Mr. Chochoy’s employment with the Company is terminated for reasons other than cause, he is entitled to 18 months of salary and six months of benefits. He receives no additional benefit if he is terminated following a change in control. Mr. Chochoy is paid in Euro and these amounts reflect the average Euro-U.S. dollar exchange rate for 2010 of 1.3384.

Potential Payments Upon Termination or Change in Control

The following table summarizes the value of potential payments and benefits under various termination circumstances assuming for each of the Named Executive Officers a termination date of December 31, 2010.

Name	Value if Involuntarily Terminated Without Cause	Value if Voluntarily Terminated by Executive for Good Reason	Value if Terminated Due to Death or Disability	Value if Involuntarily Terminated following a Change in Control
José Maria Alapont(1)	$17,345,385	$17,345,385	$9,730,000	$21,370,174
Alan Haughie(2)	$400,000	—	—	$400,000
Jeff Kaminski(3)
William S. Bowers(4)	$707,200	—	—	$707,200
Jean Brunol	$1,371,163	$1,371,163	—	$1,371,163
Gérard Chochoy	$1,055,299	—	—	$1,055,299

1.	Please refer to the discussion preceding this table for a description of the payments Mr. Alapont would receive upon termination. The potential payments disclosed above are enhanced benefits payable upon the applicable event. See the Pension Benefits table for additional accrued benefits.
2.	Please refer to the discussion preceding this table for a description of the payments Mr. Haughie would receive upon termination.
3.	Please refer to the discussion preceding this table for a description of the payments Mr. Kaminski would receive upon termination. Mr. Kaminski had a change in control employment agreement that was terminated in 2009.
4.	Please refer to the discussion preceding this table for a description of the payments Mr. Bowers would receive upon termination.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the audit of the 2010 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP (“Ernst & Young”) which sets forth the terms by which Ernst & Young will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures. We have been advised that a representative of Ernst & Young will be present at the meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

The Audit Committee has appointed Ernst & Young to audit our consolidated financial statements for the fiscal year ending December 31, 2011.

In addition to retaining Ernst & Young to audit our consolidated financial statements for 2010, the Company retained Ernst & Young, as well as other accounting firms, to provide tax and other advisory services in 2010. We understand the need for Ernst & Young to maintain objectivity and independence in its audit of our financial statements.

During 2010 and 2009, we retained Ernst & Young to provide services in the following categories and amounts:

	Year Ended December 31
	2010	2009
	(Millions of Dollars)
Audit fees (1)	$3.7	$5.4
Audit-related fees (2)	1.3	1.0
Tax fees (3)	4.2	5.2

Total	$9.2	$11.6

(1)

Audit fees: Services under this caption include consolidated financial statement audit fees, internal control over financial reporting audit fees, domestic subsidiary financial statement audit fees and international statutory audit fees.

(2)	Audit-related fees: Services under this caption include accounting advisory, acquisition due diligence and employee benefit plan audits.
(3)	Tax fees: Services under this caption include statutory compliance, expatriate compliance and tax advisory services.

All of the audit, audit-related, tax and other services performed by Ernst & Young were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described below.

Audit Committee’s Pre-Approval Policies and Procedures

The Company’s independent accountants are directly accountable to the Audit Committee pursuant to its charter. Accordingly, the Audit Committee’s responsibilities include pre-approving the services of the independent accountant. The Audit Committee’s policy is to review and pre-approve all audit and permissible non-audit services, as deemed appropriate. Audit Committee pre-approval is granted based upon the nature of the service and the related cost to provide such service. Pre-approval for services is generally not extended for periods in excess of one year. In assessing pre-approval requests, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountant may provide a higher quality or more efficient service based upon its understanding and familiarity with the Company’s business; and whether performing the service would enhance the independent accountant’s audit quality. The Audit Committee chairman may individually pre-approve such services between scheduled meetings of the Audit Committee up to a threshold of $200,000, provided that the full Audit Committee reviews and approves the service at the next scheduled meeting. Full Audit Committee pre-approval is required for proposed services in excess of $200,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Based on a review of the questionnaires that our directors and employees subject to Section 16 of the Exchange Act of 1934 completed and a review of our internal records on any related person that was identified in such questionnaires, we have determined that there are no related party transactions in excess of $120,000, since the beginning of 2010 or currently proposed, involving the Company, other than as follows:

(1)	Mr. Laisure is the Chief Executive Officer of Fluid Routing Solutions, Inc. (“Fluid Routing”). Fluid Routing is one of the Company’s automotive customers. In 2010, Fluid Routing purchased approximately $348,000 of products from the Company.

(2)	A Chapter 7 bankruptcy preference claim in the amount of $214,104.72 was filed against the Company by Alfred T. Guiliano, Chapter 7 Trustee of Carolina Fluid Handling Intermediate Holding Corp. (f/k/a Fluid Routing Solutions). Mr. Laisure, a current member of the Board of Directors, is Chief Executive Officer of Fluid Routing Solutions, Inc.

(3)

Icahn Sourcing LLC (“Icahn Sourcing”) is an entity formed and controlled by Carl C. Icahn, the Chairman of the Company’s Board of Directors, in order to leverage the potential buying power of a group of entities with which Mr. Icahn either owns or otherwise has a relationship in negotiating with a wide range of suppliers of goods, services, and tangible and intangible property. The Company is a member of the buying group and, as such, is afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. Icahn Sourcing does not guarantee that the Company will purchase any goods, services or property from any such vendors, and the Company is under no obligation to do so. The Company does not pay Icahn Sourcing any fees or other amounts with respect to the buying group arrangement and Icahn Sourcing neither sells to nor buys from any member of the buying group. The Company has purchased a variety of goods and services as a member of the buying group at prices and on terms that it believes are more favorable than those which would be achieved on a stand-alone basis.

Although the Company does not currently have a formalized policy specifically regarding the review, approval or ratification of transactions with related persons in excess of $120,000 as defined under Item 404(a) of Regulation S-K, our Integrity Policy prohibits our directors, officers, employees and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest, as well as approval of the acceptance of any position as an officer or director of outside business concerns. In addition, each director is required to disclose to the Board of Directors any financial interest or personal interest that he or she has in any contract or transaction that is being considered by the Board of Directors for approval. If a director has a personal interest in a matter before the Board of Directors, the director must disclose the interest to the Board of Directors, excuse himself or herself from participation in the discussion and not vote on the matter.

OTHER MATTERS

Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in the Company’s proxy materials for the Company’s 2012 Annual Meeting of Stockholders must be received by the Company no later than December 17, 2011. These proposals must also meet the other requirements of the rules of the SEC and the Company’s Bylaws relating to stockholder proposals.

Stockholders who wish to make a proposal at the Company’s 2012 Annual Meeting — other than one that will be included in the Company’s proxy materials — should notify the Company no earlier than January 26, 2012 and no later than February 25, 2012. If a stockholder who wishes to present such a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Stockholders may make recommendations to the Board of Directors of candidates for its consideration as nominees for director at the Company’s 2012 Annual Meeting of Stockholders by submitting the name, qualifications, experience and background of such person, together with a statement signed by the nominee in which he or she consents to act as such, to the Board of Directors, c/o Secretary, Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, MI 48033. Notice of such recommendations should be submitted in writing not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information and conform to certain requirements set forth in the Company’s Bylaws. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with these procedures or in the Company’s Bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10 percent of our common stock to file initial reports of their ownership and changes in ownership of our common stock with the SEC. To the best of our knowledge, based solely on a review of reports furnished to us and written representations from reporting persons, each person who was required to file such reports timely complied with the applicable filing requirements during 2010.

Other Business

We know of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the meeting, we will promptly furnish, without charge, a copy of the Annual Report on Form 10-K for 2010 which we filed with the SEC, including financial statements and schedules. If the person requesting the report was not a stockholder of record on March 29, 2011, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Federal-Mogul Corporation, Attn: Brett D. Pynnonen, 26555 Northwestern Highway, Southfield, MI 48033.

By Order of the Board of Directors

Brett D. Pynnonen
Senior Vice President, General Counsel
and Corporate Secretary

FEDERAL-MOGUL CORPORATION 26555 NORTHWESTERN HIGHWAY SOUTHFIELD, MI 48033

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32186-P09832 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FEDERAL-MOGUL CORPORATION	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the nominees in Proposal 1.	All ☐	All ☐	Except ☐
Vote on Directors
1. Election of Directors
Nominees:
01) Carl C. Icahn 02) José Maria Alapont 03) George Feldenkreis 04) Vincent J. Intrieri 05) J. Michael Laisure	06) Samuel J. Merksamer 07) Daniel A. Ninivaggi 08) David S. Schechter 09) Neil S. Subin 10) James H. Vandenberghe

Vote on Proposals
The Board of Directors recommends you vote “FOR” the following proposal:						For	Against	Abstain
2. An advisory, non-binding vote on executive compensation.						☐	☐	☐
The Board of Directors recommends you vote 1 year:					1 Year	2 Years	3 Years	Abstain
3. To recommend, by an advisory, non-binding vote, the frequency of executive compensation votes.					☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M32187-P09832

FEDERAL-MOGUL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE

ANNUAL MEETING OF STOCKHOLDERS

MAY 25, 2011 10:00 a.m.

The stockholder(s) hereby appoint(s) Brett D. Pynnonen and Laurel Krueger, or either of them, as proxies, each with full power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of FEDERAL-MOGUL CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 25, 2011, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019.

The shares of common stock you hold in the account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR all of the nominees listed in Proposal 1, FOR Proposal 2, 1 YEAR for Proposal 3 and in the discretion of the proxyholders on any other matter that properly comes before the Annual Meeting and all adjournments.

Continued and to be signed on reverse side